UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material under Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

⌧	No fee required

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO OUR SHAREHOLDERS:

To Our Shareholders:

In our 2021 annual letter to shareholders, we wrote of the leadership changes that had taken place at Calavo Growers, including our new roles as Chairman of the Board of Directors and President and Chief Executive Officer. The past year brought market volatility and new business challenges, but we made significant progress stabilizing operations, increasing governance and preparing the organization for growth. Below is a recap of the more significant foundational improvements achieved in fiscal 2022:

In the area of governance, we underwent a Board refreshment that will result in a planned reduction in the size of our Board to nine directors, which includes the recent appointment of our CEO to the Board. We also were pleased to welcome Adriana G. Mendizabal, Group President for Stanley Black & Decker Latin America, as an independent director in 2022. We believe that the reduced size of our Board and its composition of diverse experience and leadership across industries and functions will serve the company well as we grow.

We reorganized the business into two segments, Grown and Prepared, to better serve customers, improve efficiencies and ultimately to drive growth. Both the Grown and Prepared segments contributed to higher earnings in fiscal 2022. Gross profit from our Grown segment increased as avocado volume declines were more than offset by higher gross profit per case despite volatile market pricing that ranged from under $30 per case to over $70. Prepared segment gross profit more than doubled from the prior year as improvements in the fresh-cut division from pricing, yield enhancements, transportation savings and labor efficiencies more than compensated for lower gross profit in the guacamole division due to input cost pressure. Despite inflation and volatility, Calavo grew gross profit across both segments and adjusted EBITDA for fiscal 2022.

We established our new leadership team in 2022. We hired Danny Dumas as Senior Vice President Calavo Grown and Helen Kurtz as Senior Vice President Calavo Prepared. In addition, Shawn Munsell joined Calavo as Chief Financial Officer. These three exceptional new leaders have the knowledge and experience to take Calavo from a company that is improving to a company that is growing. Importantly, for both good governance and performance, each of our Named Executive Officers (“NEOs”) have compensation packages where at least 50% of targeted total compensation is performance and/or stock based. Furthermore, more than 70 of the top leaders in the company now have stock-based elements to their compensation plan to align with the objectives of our shareholders. Lastly, to further align NEO and shareholder interests, Calavo increased its stock ownership guidelines for NEOs and Board members. The purpose of these compensation changes is to ensure our Board and leadership team have the same goals as shareholders – to maximize Calavo’s value.

Project Uno established the mindset of continuous improvement throughout our organization and led to $46 million in benefits in fiscal 2022 from pricing initiatives, SKU rationalization, unified procurement, labor efficiencies, freight consolidation and administrative synergies. Since its inception, Project Uno has systematically focused on improving profitability. The practices and mentality arising from Project Uno have been integrated into our daily operations and will live on, not as a project but as a way of doing business for long term success.

To reflect our reenergized company, we refreshed the Calavo brand including the company logo, brand personality and tagline – “The Family of fresh.” The new look and feel of the brand were thoughtfully designed to signal an evolution of our brand’s legacy while we look to the future as an innovator in our industry.

Also in fiscal 2022, we published our fourth annual Sustainability Report where we introduced a new sustainability strategy and 2030 goals built on four pillars of Climate Action, Social Responsibility, Sustainable Agriculture and

Sound Governance. Our sustainability strategy focuses our efforts on the environmental, social and governance (ESG) issues that matter most to our stakeholders. You can find these goals on our website. Importantly, our operations are intrinsically linked to the natural environment and the communities we serve; therefore, it is very easy for us to link sound business decisions and investments to sound ESG policies.

In conclusion, it has been a productive year at Calavo as we built the platform for growth and established foundational processes that will allow us to scale efficiently and effectively. More changes are underway as we develop and implement our long-term strategic plan. While fiscal 2023 will surely bring new challenges, we are confident our team, our strategy, and our infrastructure are aligned with shareholder interests and focused on generating long-term shareholder value.

Sincerely,

/s/ Steven Hollister

Steven Hollister

Chairman of the Board

/s/ Brian Kocher

Brian Kocher

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2023

TO THE SHAREHOLDERS OF CALAVO GROWERS, INC.:

We are pleased to invite you to attend the 2023 Annual Meeting of Shareholders of Calavo Growers, Inc. The meeting will be held on April 26, 2023 at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually at 1:00 p.m. Pacific Time for the following purposes:

(1)	To elect the nine directors named in the accompanying proxy statement, each for a term of one year;
(2)	To ratify the appointment of our independent registered public accounting firm for fiscal year 2023;
(3)	To conduct an advisory vote on executive compensation;
(4)	To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

We will provide our shareholders with the opportunity to attend our 2023 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2023 at the designated meeting time.

Instead of mailing a printed copy of our proxy materials to all our shareholders, we provide access to these materials via the internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 6, 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials to all shareholders of record on our books at the close of business on February 27, 2023, the record date for the 2023 Annual Meeting of Shareholders (the “Record Date”), and will post our proxy materials on the website referenced in the notice. As more fully described in the notice, shareholders may choose to access our proxy materials on the website referred to in the notice or may request to receive a printed set of our proxy materials. In addition, the notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

The close of business on February 27, 2023 has been fixed as the Record Date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. All shareholders are cordially invited to attend the Annual Meeting or to do so virtually. If you plan to attend the Annual Meeting virtually or in person and you wish to vote your shares personally, you may do so at any time before the proxy is voted. We request that you indicate your intent to attend in person by emailing 2023proxy@calavo.com.

By order of the Board of Directors,

/s/ Brian Kocher	/s/ Steven Hollister

Brian Kocher	Steven Hollister
Chief Executive Officer	Chairman of the Board of Directors

February 28, 2023

Santa Paula, California

1141-A Cummings Road

Santa Paula, California 93060

(805) 525-1245

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 26, 2023

Copies of this proxy statement, the form of proxy card and the 2022 Annual Report to Shareholders, which includes our 2022 Form 10-K (the “2022 Annual Report”) are available at http://ir.calavo.com/financial-information or by emailing 2023proxy@calavo.com.

This proxy statement contains information related to the Annual Meeting of Shareholders (the “Annual Meeting”) of Calavo Growers, Inc. to be held on Wednesday, April 26, 2023, at 15765 W. Telegraph Road, Santa Paula, California 93060 and virtually beginning at 1:00 p.m. Pacific Time. The Company will provide its shareholders the opportunity to attend our 2023 Annual Meeting of Shareholders via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2023 at the designated meeting time. The meeting will consist of the formal business portion of the meeting only, and the Company is offering this alternative way for shareholders to obtain meeting information and results without attending in person.

On or about March 6, 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2022 Annual Report, and view instructions on how to vote. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CVGW2023. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com. Note that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors.

For any shareholders who plan to attend the meeting in person, the Company intends to employ “social distancing”, masking or other measures as are required or recommended by public health authorities.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

The Board of Directors (the “Board”) of Calavo Growers, Inc. (“Calavo,” the “Company,” “we,” our” or “us”), a California corporation, is providing these proxy materials for you in connection with the Annual Meeting which will take place on April 26, 2023. As a shareholder, you are invited to virtually attend the Annual Meeting and are entitled to, and requested to, vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2022 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which we will begin mailing to our shareholders on or about March 6, 2023, will instruct you as to how you may access and review all of the proxy materials over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability of Proxy Materials.

What is included in the proxy materials?

The proxy materials include:

●	Our proxy statement for the Annual Meeting;
●	Our 2022 Annual Report, which includes our 2022 Form 10-K; and
●	A proxy card or a voting instruction card for the Annual Meeting.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of our directors and current executive officers, and other required information.

How may I obtain a copy of Calavo’s 2022 Annual Report to Shareholders, Form 10-K and/or other financial information?

A copy of our 2022 Annual Report to Shareholders, which includes our 2022 Form 10-K, is available without charge at http://ir.calavo.com/financial-information or by emailing 2023proxy@calavo.com.

How may I request multiple sets of the Notice of Internet Availability of Proxy Materials or proxy materials if two or more shareholders reside in my household?

We have adopted a procedure called "householding." Under this procedure, we may deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the

2022 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our Annual Meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and the 2022 Annual Report to any shareholder that elects not to participate in householding. Requests for additional copies of the Notice of Internet Availability of Proxy Materials, and if you requested printed version by mail, this proxy statement and 2022 Annual Report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by emailing 2023proxy@calavo.com. In addition, you can call (805)525-1245, or write to 1141-A Cummings Road, Santa Paula, Ca 93060.

How may I request a single Notice of Internet Availability of Proxy Materials or set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our Notice of Internet Availability of Proxy Materials or, if you requested printed versions by mail, proxy materials, you may write us at the email address set forth in the preceding paragraph to request delivery of a single copy of these materials.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete each Calavo proxy card and voting instruction card that you receive.

Voting Information

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

●	The election of directors
●	The ratification of Calavo’s independent registered public accounting firm for the 2023 fiscal year
●	Advisory vote on executive compensation

We also will consider any other business that properly comes before the Annual Meeting. See “What is the deadline to propose actions for consideration at next year’s Annual Meeting of shareholders?” below.

Do directors and officers have an interest in matters to be acted upon at the Annual Meeting?

Directors and executive officers who are director nominees standing for election at the Annual Meeting have an interest in Proposal 1. Directors and executive officers do not have an interest in Proposal 2. Our executive officers have an interest in Proposal 3 as it relates to the compensation of our named executive officers.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven Hollister and J.

Link Leavens, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees are not available as candidates for directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR each of the nine nominees for election to the Board, FOR the ratification of our independent registered public accounting firm for the 2023 fiscal year, and FOR the approval of the compensation of Calavo’s named executive officers.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many Calavo shareholders hold their shares through a broker, or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and we are sending the Notice of Internet Availability of Proxy Materials or the proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials or the proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares at the meeting, unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee should provide voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

What shares can I vote?

Each share of Calavo common stock issued and outstanding as of the close of business on the Record Date for the Annual Meeting, is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date, we had approximately 17.7 million shares of common stock issued and outstanding.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting.  Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability of Proxy Materials or, for shares held beneficially in street name, the voting instructions provided by your broker, trustee or nominee.

Shareholders of record of Calavo common stock may submit proxies by following the instructions set forth in the Notice of Internet Availability of Proxy Materials or completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes, as applicable.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting on April 26, 2023 at 1:00 p.m. Pacific Time.

If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

May I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting on April 26, 2023 at 1:00 p.m. Pacific Time. If you are the shareholder of record, you may change your vote at any time before it is voted at the meeting by transmitting a new proxy bearing a later date (which automatically revokes the earlier proxy), or by sending a written notice of revocation to the Corporate Secretary for receipt prior to the meeting at the email address shown under the question below titled, “What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?”. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Calavo or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide on their proxy card written comments, which are then forwarded to Calavo management.

How may I vote on each proposal?

In the election of directors, you may vote "FOR" or "WITHHOLD AUTHORITY" with respect to each of the nominees.

In the election of directors, you also may cumulate your votes as described in the question below titled, "Is cumulative voting permitted for the election of directors?"

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the proposal to ratify the appointment of our independent registered public accounting firm for the 2023 fiscal year.

You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the advisory vote on executive compensation.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote online or sign and return a proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, and FOR the advisory approval of the compensation of Calavo’s named executive officers).

What happens if a director nominee receives a greater number of “WITHHELD” votes than “FOR” votes?

If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

What is the voting requirement to approve each of the proposals?

In the election of directors, the nine director candidates receiving the highest number of affirmative votes will be elected. Approval to ratify the appointment of our independent registered public accounting firm for the 2023 fiscal year, and approval of the advisory vote on executive compensation each requires the affirmative vote of a majority of those shares present in person or represented by proxy and voting on that proposal at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will not affect the outcome of any of the proposals to be voted upon.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), and the advisory vote on executive compensation (Proposal No. 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, as a result, there may be broker non-votes on Proposals Nos. 1 and 3.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 9 directors to be elected at the Annual Meeting, you may allocate 900 "FOR" votes (9 times 100) among as few or as many of the 9 nominees to be voted on at the Annual Meeting as you choose. You may not cumulate your votes against a nominee. The nine nominees receiving the highest number of votes will be elected.

If you are a shareholder of record and choose to cumulate your votes, you will need to submit a proxy card or, if you vote in person at the Annual Meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. Note that online voting does not support cumulative voting for directors by shareholders of record. Note also that cumulative voting for directors will not be allowed via the live webcast.  Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com.  Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders therefore need not attend the Annual Meeting in person simply to vote cumulatively for directors. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you vote online or by signing and returning a proxy card or voting instruction card with no further instructions, Steven Hollister and J. Link Leavens, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you withhold your vote.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date for the Annual Meeting, is entitled to one vote.

Who will serve as inspector of elections?

The inspector of elections will be a representative from investor communication company American Election Services, LLC.

Who will bear the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay substantially all of the costs of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have retained Broadridge Financial Solutions, to assist with the distribution and tabulation of proxies from the shareholders of record. We will also reimburse banks, brokers or other nominees for their costs of sending our proxy materials to beneficial owners. Directors, officers or other employees of ours may also solicit proxies from shareholders in person, by telephone, facsimile transmission or other electronic means of communication without additional compensation.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K filed with the SEC within four business days of the Annual Meeting.

What if I have questions for Calavo’s transfer agent?

Please contact our transfer agent, contact information listed below, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.

PO Box 505000

Louisville, KY 40233-5000

Overnight Delivery:

462 South 4th Street Suite 1600

Louisville, KY 40202

(800) 962-4284

Foreign Holders: (781) 575-3120

Shareholder website: www.computershare.com/investor

Shareholder online inquiries: www-us.computershare.com/Investor/Contact

Annual Meeting Information

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, the ratification of our independent registered public accounting firm, and an advisory vote on executive compensation.

Who can attend the meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting or participate virtually.

Please contact 2022proxy@calavo.com if you plan on attending in person.

How many shares must be present or represented to conduct business at the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in the question above titled, “What is the voting requirement to approve each of the proposals?” are counted for the purpose of determining the presence of a quorum.

Shareholder Proposals, Director Nominations and Related Bylaw Provisions

What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting next year, the written proposal must be received by our Corporate Secretary, at our principal executive offices, no later than November 7, 2023 and must otherwise comply with SEC rules relating to stockholder proposals, including with respect to the types of stockholder proposals that are appropriate for inclusion in a proxy statement. Proposals we receive after that date will not be included in the Company’s proxy statement for the 2024 annual meeting of shareholders. If the date of next year's Annual Meeting is moved more than 30 days before the anniversary date of this year's Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be emailed to 2024proxy@calavo.com.

In accordance with the advance notice provisions of our bylaws, notice of any proposal that a shareholder intends to present at the 2024 Annual Meeting of shareholders, but which the shareholder does not intend to have included in our proxy statement for next year’s Annual Meeting, as well as any director nominations by a shareholder, must be delivered to our Corporate Secretary at the email address specified in the preceding paragraph not earlier than the close of business on December 28, 2023 and not later than the close of business on January 27, 2024. Each such notice must be made by a shareholder of record and must also contain the information specified in our bylaws for director nominations and other shareholder proposals.

The deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees submitted under the company’s advance notice bylaws for our 2024 annual meeting is February 26, 2024. Shareholders intending to provide such a notice must comply with all requirements of Rule 14a-19 in addition to all requirements under our bylaws, including the timing of notice requirements described above.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board's Nominating, Corporate Governance and Environmental Social and Governance Committee (the “ESG Committee”). Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our bylaws permit a shareholder to nominate directors for election at an annual shareholders’ meeting, but only if the shareholder complies with the procedures that are set forth in the bylaws. See “What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?” above.

How may I obtain a copy of Calavo’s Bylaw provisions regarding shareholder proposals and director nominations?

Please email 2023proxy@calavo.com for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates and making shareholder proposals. In addition, our bylaws are included as an exhibit in our filed form 10-K filed with the SEC on December 20, 2022.

How may I communicate with Calavo's Board of Directors?

You may submit an e-mail to our Board at boardmembers@calavo.com. All directors have access to this e-mail address.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Copies of our code of business conduct and ethics and our Board committee charters are posted on our website at http://www.calavo.com under “Investor Relations – Corporate Governance”.

Shareholders may request free printed copies of our code of business conduct and ethics and our Board committee charters by emailing 2023proxy@calavo.com.

Board Structure, Independence of Directors and Committee Composition

As of the date of this proxy statement, our Board has eleven directors. John M. Hunt and Donald M. Sanders declined to stand for re-election. The Board has recommended the election of the remaining nine director nominees who are identified in this proxy statement, each of whom currently is a director of Calavo.

The Board has determined that each of the following seven non-employee directors standing for election is independent under applicable NASDAQ rules: Marc L. Brown, Michael A. DiGregorio, James Helin, Kathleen Holmgren, Adriana Mendizabal, Steven Hollister, and Farha Aslam. In determining that Mr. Hollister and Ms. Aslam are independent, the Board considered their former service as interim executive officers, as well as the compensation received in connection with such service, and determined that such service and compensation does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

The Board has the following four committees: (1) Executive, (2) Audit, (3) Nominating, Corporate Governance and ESG and (4) Compensation. The membership during the last fiscal year and through the date of this proxy statement, and the function of each of the committees, are described below. During fiscal year 2022, the Board held eight meetings. Each director attended at least 75% of all Board and applicable committee meetings for which he or she served as a committee member during the period of time that each such director was a member of the Board. Directors are encouraged by the Board to attend the Annual Meetings of Calavo’s shareholders, and all of our directors attended the 2022 Annual Meeting of shareholders in person or virtually.

The Board has determined that each current member of the Audit Committee, Nominating, Corporate Governance and ESG Committee, and Compensation Committee is independent within the meaning of applicable NASDAQ rules, and that each current member of the Audit Committee is independent within the meaning of applicable rules of the SEC and NASDAQ regarding the independence of audit committee members and meets NASDAQ’s financial knowledge and sophistication requirement. The Board has also determined that each member of the Compensation Committee is a “non-employee director” within the meaning of applicable SEC rules and is independent within the meaning of applicable NASDAQ rules regarding the independence of compensation committee members.

Director	Executive Committee	Audit Committee	Nominating, Corporate Governance and ESG Committee	Compensation Committee
Farha Aslam				*
Marc L. Brown		*	*
Michael A. DiGregorio	*	**
Adriana Mendizabal		*	**
James Helin			*	*
Steven Hollister	**
Kathleen M. Holmgren	*			**
Brian Kocher
J. Link Leavens	*
John M. Hunt			*	*
Donald M. Sanders	*
Number of meetings in fiscal year 2022	2	7	3	6

*   Member.

** Chair.

Executive Committee. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law.

Audit Committee. The Audit Committee assists the Board and management in fulfilling their responsibilities for generally overseeing our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on our financial statements; and reviews transactions with related persons. The Audit Committee works closely with management, as well as the independent registered public accounting firm.

The Board has determined that Michael A. DiGregorio is an audit committee financial expert as defined by SEC rules and applicable listing standards.

The report of the Audit Committee of the Board of Directors is included in the proxy statement on page 52. The charter of the Audit Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Nominating, Corporate Governance and ESG Committee. The Nominating and Corporate Governance Committee and the Sustainability and Corporate Responsibility Committee were combined in fiscal 2022 into the Nominating, Corporate Governance and ESG Committee.

The Nominating, Corporate Governance and ESG Committee recommends candidates to be nominated for election as directors at our Annual Meeting, consistent with criteria approved by the Board; develops and reviews corporate governance principles and related policies for approval by the Board; periodically assesses the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; considers director candidates proposed by shareholders; reviews proposed changes to our Articles of Incorporation and Bylaws; and reviews shareholder proposals in conjunction with the Chairman of the Board and recommends Board responses.

Calavo believes sustainable practices support long term ecological balance, environmental soundness and social equity. Nominating, Corporate Governance and ESG Committee reviews and approves sustainability goals and progress towards those goals and reviews the Company’s annual published sustainability report. Calavo’s sustainability policies and annual sustainability report is posted on our website at www.calavo.com under “sustainability”.

The charter of the Nominating, Corporate Governance and ESG Committee is on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Compensation Committee. The Compensation Committee reviews and approves the Compensation Committee report required by the SEC for inclusion in the annual proxy statement and has authority to retain compensation consultants and other advisors. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation; determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing our equity-based and incentive compensation plans for executive officers; and recommending compensation policies and practices for service on the Board and its committees. For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation - Compensation Discussion and Analysis.”

The charter of the Compensation Committee is posted on our website at www.calavo.com under “Investor Relations – Corporate Governance”.

Board Operations

Board Leadership Structure

The leadership structure of the Board of Directors is centered on the concept of an appropriate balance between management and the Board of Directors.  The Board believes that it is in the best interest of Calavo and its shareholders for the Board to make a periodic determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon applicable facts and circumstances.  The Board believes that it is the best interest of Calavo and its shareholders that the positions of Chairman of the Board and Chief Executive Officer be separated.  The Board believes that this separation is desirable because it will allow the Chief Executive Officer, Brian Kocher, to focus on the operations of Calavo while our Chairman of the Board, Steven Hollister, focuses on long-range strategic issues and corporate governance.

Effective September 9, 2021, in connection with the commencement of service of Steven Hollister as interim Chief Executive Officer, the Board of Directors designated Kathleen M. Holmgren as Lead Independent Director. In her position as Lead Independent Director, Ms. Holmgren presided over meetings of the independent directors, acted as a liaison between the independent directors and the Chairman of the Board and Chief Executive Officer and was available to perform any other responsibilities that were assigned from time to time by the Board of Directors.

Board Refreshment

The Board recognizes the importance of Board refreshment, and we accordingly allow for annual elections of all directors. The Nominating, Corporate Governance and ESG Committee evaluates the qualifications and performance of each incumbent director before recommending his or her nomination each year. Following John M. Hunt’s and Donald M. Sanders’ decisions to not stand for re-election, the Board appointed Mr. Brian Kocher to the Board, effective January 27, 2023. Mr. Kocher’s deep knowledge, expertise and operational leadership in the fresh produce industry as a CEO, COO and CFO, and as our CEO, make him uniquely qualified to serve on the Board.

Self-Evaluations

The Board and each committee other than the Executive Committee have historically informally conducted annual self-evaluations. Beginning in 2021 the Nominating, Corporate Governance and ESG Committee implemented and oversaw a formalized process of self-evaluations, which includes interviews, discussions and written questionnaires.

The self-evaluations cover the following topics, among others:

•	Board and committee composition, including whether the Board has the right mix of diverse experience, background and ideas at policy-making levels;
•	Satisfaction with the performance of our Non-Executive Chairman, committee chairs and individual directors;
•	Satisfaction with Board materials, agenda setting and discussions, and access to senior management.

Sustainability

Sustainability has become increasingly important to our customers, employees, and business strategy, and we are focused on operating our business in a sustainable manner. Sustainability is a key topic of conversation in all material aspects of our business. Our sustainability strategy includes:

•	A commitment to long-term ecological balance, environmental soundness and social equity throughout our enterprise;
•	Exploring ways to optimize energy usage, reduce water consumption, and convert waste into compostable matter;
•	Partnering with leading organizations to reduce food waste, enhance our sustainable packaging initiatives, and reduce emissions; and
•	Ensuring the health and safety of our staff, engaging and supporting the communities in which we work, and delivering healthy and nutritious food.

The Sustainability Committee was merged with the Nominating and Corporate Governance Committee and renamed the Nominating, Corporate Governance and ESG Committee, which oversees our initiatives relating to sustainability and corporate social responsibility.

Our website’s sustainability section has more information, including our annual sustainability report. The information on our website is not part of this proxy statement.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to acquaint the director with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to our facilities and our membership in NACD (National Association of Corporate Directors).

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its key committees, each of which meets regularly and reports back to the Board. The committees’ responsibilities are summarized below. While the Board and its committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

Audit Committee

•	Oversees risk management related to:
o	financial statements;
o	financial reporting and disclosure processes;
o	financial and other internal controls; and
o	accounting,
•	Oversees the internal audit function.
•	Meets separately on a regular basis with the CFO, as well as with representatives of our independent auditing firm, and the head of our internal audit department

Compensation Committee

•	Oversees risk management related to our compensation philosophy and programs.
•	Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk taking.

Nominating, Corporate Governance and ESG Committee

•	Oversees risk management related to governance policies and procedures, and board organization and membership.
•	Oversees risk management related to sustainability and corporate responsibility, including, but not limited to, climate change, food safety and diversity.

Our internal control environment facilitates the identification and management of risks and regular communications with the Board. The Board and its committees receive regular reports from senior managers on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed. These reports are informed by such things as an annual information security audit by certified information security auditors. We further have training and compliance programs to prepare staff to identify and escalate risks, for example with regard to information security. Each Board committee has access to outside counsel and may engage independent counsel.

Director Nominees

Shareholder Nominees

The Nominating, Corporate Governance and ESG Committee will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Nominating, Corporate Governance and ESG Committee seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership and should be emailed to 2022proxy@calavo.com.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual shareholders’ meeting by following the procedures set forth in our bylaws. See "Questions and Answers— What is the deadline to propose actions for consideration at next year's Annual Meeting of shareholders?” above.

Director Qualifications

The Nominating, Corporate Governance and ESG Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Calavo values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Neither the Nominating, Corporate Governance and ESG Committee nor the Board has a written policy regarding the consideration of diversity in identifying director nominees. However, in recommending candidates for appointment or election to the Board, the Nominating, Corporate Governance and ESG Committee seeks to have a Board consisting of directors with diverse backgrounds, skills, experiences and expertise and considers factors such as industry experience, unique expertise, gender diversity and other background diversity and prior business leadership and board positions. The Board and the Nominating, Corporate Governance and ESG Committee will endeavor to nominate candidates in compliance with applicable federal or state laws and rules regarding board diversity.

Among our nine nominees for election to the Board, three self-identify as women, and three self-identify as an individual from an underrepresented community (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

Identifying and Evaluating Nominees for Director

The Nominating, Corporate Governance and ESG Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating, Corporate Governance and ESG Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating, Corporate Governance and ESG Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating, Corporate Governance and ESG Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating, Corporate Governance and ESG Committee and may be considered at any point during the year. As described above, the Nominating, Corporate Governance and ESG Committee considers shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating, Corporate Governance and ESG Committee. The Nominating, Corporate Governance and ESG Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

Director Compensation

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed. The Compensation Committee periodically reviews and considers information from its independent compensation consultant regarding the amounts and type of compensation paid to non-employee directors at companies within the same peer group the Compensation Committee utilizes to assess executive compensation.

Under the Calavo Growers, Inc. 2020 Equity Incentive Plan (the “2020 Plan”), in no event shall the compensation payable by Calavo to a non-employee director for services performed as a non-employee director exceed $450,000 in the aggregate during any fiscal year, which limit shall be increased to $650,000 in the fiscal year of a non-employee director’s initial service as a non-employee director, and in no event shall the number of shares of common stock subject to stock and/or option awards exceed 20,000 shares during any fiscal year.

Annual Retainers and Equity

During fiscal 2022, non-employee directors received an annual cash retainer and certain directors received fees for serving in certain Board positions. Non-employee directors also received retainers for chair or committee service and were reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director.

Each of our non-employee directors was paid a $70,000 annual base retainer that applied to services rendered from November 1, 2021 through October 31, 2022 and was reimbursed for reasonable expenses incurred in connection with the performance of his or her service as a director. Non-employee directors are paid their retainer and fees for meetings attended on a quarterly basis. Directors are paid on a pro-rata basis if roles change during the year.

Directors may, from time to time, be compensated related to their involvement in special projects, as determined by the Board. Cash retainers and the fees are pro-rated for directors whose service lasts for less than a year. The compensation structure for our non-employee directors for fiscal 2022 is set forth in the following table:

Annual Retainer for Board Members	$70,000
Additional Annual Retainers
Board Chairman	$40,000
Lead Independent Director	$20,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$12.000
Nominating, Corporate Governance and ESG Committee Chair	$10,000
Audit Committee Members	$7,500
Compensation Committee Members	$6,000
Nominating, Corporate Governance and ESG Committee Members	$5,000
Executive Committee Members	$4,000

Target Annual Equity Compensation Award Grant Date Value	$120,000

During fiscal year 2022, the below table reflects which persons received additional annual retainers for service in the below roles.

Additional Annual Retainers	Name
Board Chairman	Steven W. Hollister
Lead Independent Director	Kathleen M. Holmgren
Audit Committee Chair	Michael A. DiGregorio
Compensation Committee Chair	Kathleen M. Holmgren
Nominating, Corporate Governance and ESG Committee Chair	Adriana Mendizabal

Effective September 9, 2021, in connection with the commencement of service of Steven Hollister as interim Chief Executive Officer, the Board of Directors designated Kathleen M. Holmgren as Lead Independent Director.

In fiscal year 2022, on January 3, 2022, all non-employee directors were each granted 2,814 restricted shares (for a total of 28,140 shares) under the 2020 Plan at an approximate total grant date value per award of $120,000. These shares have full voting rights and participate in dividends as if unrestricted. The closing share price of our common stock on such grant date was $42.64. As of January 3, 2023, these shares vested and became unrestricted subject to the continued service of the director through such vesting date.

In fiscal year 2023, on December 1, 2022, non-employee directors were each granted 3,478 restricted shares (for a total of 34,780 shares) under the 2020 Plan at an approximate total grant date value per award of $120,000. These shares have full voting rights and participate in dividends as if unrestricted. The closing share price of our common stock on such grant date was $34.51. As of December 1, 2023, these shares will vest and become unrestricted subject to continued service of the director through such vesting date.

Stock Ownership Guidelines for Non-Employee Directors

Our non-employee directors are subject to stock ownership guidelines as more fully described below in the section titled “Stock Ownership Guidelines”. Under these guidelines, non-employee directors are required to own equity in the Company with a cumulative value of at least $320,000, which is approximately equal to 460% of their current annual base retainer.

Except for our directors Farha Aslam (appointed to the Board in January 2021) and Adriana Mendizabal (appointed to the Board in December 2021), all of our non-employee directors have satisfied this stock ownership requirement.

Director Compensation Table

The following table summarizes compensation that our directors earned (in their capacity as a non-employee directors) during fiscal 2022 for services as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)(3)	Total ($)
Marc Brown	85,000	119,989		-	204,989
Adriana Mendizabal(5)	72,917	119,989		90,000	282,906
Michael A. DiGregorio(5)	94,500	119,989		-	214,489
Harold Edwards(6)	18,500	-		-	18,500
James Helin	86,750	119,989		-	206,739
Steven Hollister(5)(7)	103,000	119,989		-	222,989
Kathleen M. Holmgren(5)	101,750	119,989		-	221,739
John M. Hunt(8)	83,000	119,989		-	202,989
J. Link Leavens	84,000	119,989		-	203,989
Donald M. Sanders(8)	74,000	119,989		-	193,989
Scott Van Der Kar(6)	12,333	-		-	12,333
Farha Aslam	80,500	182,584	(4)	-	263,084

(1)	The estimated grant date values for the above stock and option awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 20, 2022 for the fiscal year ended October 31, 2022.

(2)	The grant date aggregate fair value of restricted stock granted during fiscal year 2022 for the non-employee directors, computed in accordance with FASB ASC Topic 718, was $1,199,890. Such grants vested in full on January 3, 2023. The closing share price of our common stock at the grant date was $42.64 and the number of shares awarded to each grantee was 2,814.

(3)	On December 1, 2021, the Board approved the issuance of a stock option under the 2020 Plan to acquire a total of 10,000 shares of our common stock to Ms. Mendizabal in connection with her appointment to the Board. Such grant vests annually in equal increments over a five-year period after the date of grant and has an exercise price of $39.66 per share. Vested options have an exercise period of five years from the vesting date. The closing share price of our stock at the grant date was $39.66.

(4)	In addition to the annual equity compensation award, this includes a January 20, 2022 grant of 1,500 vested shares under the 2020 Plan. The shares were originally supposed to have been granted as a component of Ms. Aslam’s compensation for services rendered as a director during the 2021 fiscal year, but were not previously issued. The closing share price of our stock upon such grant date was $41.73.

(5)	As of the last day of fiscal 2022, Ms. Mendizabal, Mr. DiGregorio, Ms. Holmgren and Mr. Hollister held stock options to acquire 10,000, 2,000, 8,000 and 5,000 shares of our common stock, respectively. No other non-employee director held any stock options.

(6)	Mr. Van Der Kar retired from the Board effective January 3, 2022. Mr. Edwards resigned from the Board effective February 1, 2022.

(7)	Mr. Hollister also served as Interim Chief Executive Officer during part of Fiscal Year 2022 and received compensation for such services as reported in the Summary Compensation Table.

(8)	Mr. Hunt and Mr. Sanders declined to stand for re-election at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are nine nominees for election to our Board this year. Except for Brian Kocher, all of the nominees have served as directors since the last Annual Meeting. Each director is elected annually to serve until the next Annual Meeting or until his or her successor is elected. There are no family relationships among our executive officers and directors.

The nine director candidates receiving the highest number of affirmative votes at the Annual Meeting will be elected. If a director nominee in an uncontested election receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” that director’s election, the nominee must promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) will consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

If you vote online or sign and return your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the nine persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

You may cumulate your votes in favor of one or more directors. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the nine persons who will be voted upon at the Annual Meeting, and if you are a shareholder of record, you will need to return your proxy card or vote in person (not virtually) at the Annual Meeting in order to instruct or direct cumulative voting. See "Questions and Answers—Voting Information—Is cumulative voting permitted for the election of directors?" for further information about how to cumulate your votes.

All of the nominees have indicated to Calavo that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Mr. Leavens and Mr. Hollister, will vote for a nominee or nominees designated by the Board.

Farha Aslam

Director Since: 2021

Age: 54

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation	Pilgrim’s Pride Corporation (Nasdaq: PPC) Green Plains Inc (Nasdaq: GPRE) AdvanSix Inc (NYSE: ASIX)

Ms. Aslam is Founder and has served as Managing Partner at Crescent House Capital, an investment and strategic advisory firm, since 2019. Previously, from 2004 to 2018, she was a Managing Director leading Stephens Inc.’s food and agribusiness equity research team, with prior roles as Vice President at Merrill Lynch and Risk Management Advisor at UBS.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Ms. Aslam’s experience as a financial expert and strategic adviser provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Marc L. Brown

Director Since: 2010

Age: 71

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit Nom/ESG	None

Mr. Brown was a member of TroyGould PC, a Los Angeles law firm, from 2000 until his retirement in 2020. Mr. Brown brings to the Board of Directors over forty years of experience counseling numerous public corporations in matters involving mergers and acquisitions, securities offerings, corporate governance, executive compensation and compliance with the United States securities laws.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Brown’s extensive legal experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Michael A. DiGregorio

Director Since: 2013

Age: 68

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Audit (Chair) Executive	None

Mr. DiGregorio is a Certified Public Accountant (inactive) who started his career at Deloitte. He has been Chief Financial Officer of public and private companies, including Korn Ferry, St. John Knits, Jafra Cosmetics, The Wackenhut Corporation, Atlantis Plastics and Gillette Iberia. He also served as President of Jafra Cosmetics USA. He retired from Korn Ferry in 2012. Mr. DiGregorio has been on seven different boards in the past nine years.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. DiGregorio’s financial and leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Adriana Mendizabal

Director Since: 2022

Age: 58

Independent

im
Committees:	Other public company boards:	Background	Key Qualification and Skills
Nom/ESG (Chair) Audit	None

Ms. Mendizabal is Group President for Stanley Black & Decker Latin America, a diversified global provider of hand tools, power tools, and other products and services, a role she has held since 2019. Prior to her current position, Ms. Mendizabal was with Nature’s Sunshine Products, a manufacturer and marketer of dietary supplements and personal care products, from 2012 to 2019 where she was Business Unit President and Global Chief Marketing & Innovations Officer. Prior to that she held roles at Visa USA, Herbalife, Johnson & Johnson, Kodak, PepsiCo-Mexico and Procter & Gamble.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Ms. Mendizabal’s track record as a leader who drives shareholder value and her international experience makes her an integral member of our board and a valued advisor to our leadership team.

James Helin

Director Since: 2011

Age: 80

Independent

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation Nom/ESG	None

Mr. Helin has been Principal at JDH Associates, a management consulting firm, since 2002. Previously he was the President of Paramount Farms; Senior Vice President and Chief Marketing Officer for the Los Angeles Times; President of DMB&B a consumer advertising agency; Executive Vice President at Dailey & Associates; and Senior Vice President at DDB.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Helin’s consumer marketing and extensive leadership experience is an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Steven Hollister

Director Since: 2008

Age: 65

Independent/Chairman

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive (Chair)	None

Mr. Hollister has been a Managing Member of Rocking Spade, LLC, a diversified investor and developer with interests in ranching and commercial properties, since 2001. Previously Mr. Hollister was Vice President of Sunrise Mortgage & Investment Company, General Manager of Niven Family Wine Estates, Chief Operating Officer of Fess Parker Winery & Vineyard and Santa Barbara County Wine Center, and Senior Vice President of Central Coast Farm Credit.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Hollister’s diverse experience in finance and agriculture provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Kathleen M. Holmgren

Director Since: 2017

Age: 65

Independent/Lead Director

Committees:	Other public company boards:	Background	Key Qualification and Skills
Compensation (Chair) Executive	Extreme Networks (Nasdaq: EXTR)

Ms. Holmgren has been Principal of Sage Advice Partners, a management consulting practice, since 2006. Previously Ms. Holmgren worked as a Senior Vice President at Sun Microsystems, CEO at Mendocino Software and COO at Automation Anywhere.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Ms. Holmgren’s extensive leadership experience provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

J. Link Leavens

Director Since: 1987

Age: 71

Committees:	Other public company boards:	Background	Key Qualification and Skills
Executive	None

Mr. Leavens has been President and CEO of Leavens Ranches, LLC since 1973. Leavens Ranches farms 1,200 acres of lemons, avocados and grapes in Ventura and Monterey Counties. He has served as President of the Ventura County Farm Bureau, the Ventura County Resource Conservation District and was a founding member of the University of California Hansen Trust Advisory Committee. Leavens Ranches have been delivering avocados to Calavo since 1956.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Leavens’ experience in the agriculture industry provides an invaluable asset to the Board of Directors as it evaluates not only Calavo’s present circumstances, but the direction it will head in the future.

Brian Kocher

Director Since: 2022

Age: 53

Committees:	Other public company boards:	Background	Key Qualification and Skills
None	None

Mr. Kocher served as the President and Chief Executive Officer of the Castellini Group of Companies, one of the largest distributors of fresh produce in the United States from January 2017 to January 2022, and as Chief Operating Officer from May 2015 to December 2016. Before his time at Castellini, Mr. Kocher held several executive roles, including Interim CEO, at Chiquita Brands International, a leading producer and distributor of bananas and other produce.

The Nominating, Corporate Governance and ESG Committee and the Board of Directors believe that Mr. Kocher’s deep knowledge, expertise and operational leadership in the fresh produce industry makes him an integral member to the Board of Directors. Mr. Kocher’s presence on the Board also allows for a flow of information and idea between the Board and management.

Members of our Board self-identify as set forth in the table below:

Board Diversity Matrix (As of February 28, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities		1*
LGBTQ+
Did Not Disclose Demographic Background

*- One director identifies as both White and Latinx.

Board Diversity Matrix (As of February 27, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	5
Two or More Races or Ethnicities		1*
LGBTQ+
Did Not Disclose Demographic Background

*- One director identifies as both White and Latinx.

The Board of Directors unanimously recommends that you vote your shares “FOR” each of the nine nominees named above for election to the Board.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending October 31, 2023. We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP. During fiscal 2022, Deloitte & Touche LLP served as our independent registered public accounting firm. See "Principal Auditor Fees and Services" on page 51.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by California law or our charter documents. However, the Board is submitting the Audit Committee’s selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified by our shareholders, the Audit Committee will consider whether it should select another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of Calavo and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as set forth in Section 14A(a) of the Exchange Act, we are asking Calavo’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2018 Annual Meeting of shareholders, the shareholders approved an advisory measure that the shareholder advisory votes on executive compensation be held on an annual basis. The Board determined to follow the shareholders’ recommendations and to include an annual shareholder advisory vote on the compensation of Calavo’s named executive officers.

Calavo has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Calavo’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Calavo’s ability to attract, retain and motivate individuals who can achieve superior financial results and significant growth. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Calavo’s named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we are asking shareholders to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Calavo Growers, Inc., as disclosed in the 2023 proxy statement of Calavo Growers, Inc., pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore is not binding on Calavo, the Compensation Committee of the Board, or the Board. However, the Board and the Compensation Committee value the opinions of Calavo’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of Calavo common stock present in person or represented by proxy and voting on the proposal at the Annual Meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of Calavo’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of January 31, 2023, concerning beneficial ownership by:

●	Holders of 5% or more of our common stock;
●	Calavo directors and nominees and each of the executive officers named below in the Summary Compensation Table; and
●	Current directors and Calavo executive officers as a group.

The information provided in the table is based on Calavo's records, information filed with the SEC and information provided to Calavo.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire (within 60 days) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned as of January 31, 2023	Percent of Common Stock Beneficially Owned as of January 31, 2023
BlackRock Inc(2)	2,862,891	16.1%
The Vanguard Group(3)	1,457,354	8.2
Nuance Investments(4)	1,281,074	7.2
All directors and executive officers as a group (15 persons)	621,705	3.5
J. Link Leavens(5)	369,042	2.1
John M. Hunt	40,042	*
Steven Hollister	34,702	*
Brian Kocher	33,981	*
James Helin	29,792	*
Michael A. DiGregorio(6)	28,042	*
Donald M. Sanders	24,179	*
Marc L. Brown	21,292	*
Kathleen M. Holmgren(7)	15,542	*
Robert Wedin	7,948	*
Farha Aslam	7,792	*
Adriana Mendizabal	6,292	*
Ronald Araiza	3,059	*
Graciela Montgomery	765	*
Mariela Matute	-	*
Helen Kurtz	-	*
Shawn Munsell	-	*
Danny Dumas	-	*

*    Less than 1.0%.

(1)	Unless otherwise indicated, the address of each individual is 1141-A Cummings Road, Santa Paula, California 93060.
(2)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. This information is based upon Schedules 13G filed by BlackRock, Inc. and may not reflect the current number of shares of common stock held by BlackRock, Inc.

(3)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based upon Schedules 13G filed by The Vanguard Group and may not reflect the current number of shares of common stock held by The Vanguard Group.
(4)	The address of Nuance Investments is 4900 Main Street, Suite 220, Kansas City, MO 64112. This information is based upon Schedules 13G filed by Nuance Investments with the SEC and may not reflect the current number of shares of common stock held by Nuance Investments.
(5)	Includes 282,572 shares held by Mr. Leavens that are owned of record by partnerships of which Mr. Leavens is a partner.
(6)	Includes 2,000 shares that may be acquired upon the exercise of outstanding stock options. Mr. DiGregorio has pledged 18,250 shares as security in a margin account. This pledge was placed prior to Calavo adopting its anti-pledging policy in 2021.
(7)	Includes 10,000 shares that may be acquired upon the exercise of outstanding stock options.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2022, our directors, executive officers and shareholders owning more than 10% of our outstanding common stock (“10% shareholders”) complied with all Section 16(a) filing requirements, with the following exceptions: for fiscal year 2022, Scott Van Der Kar (late on one Form 4 representing two transactions), Mark Lodge (late on one Form 4 representing one transaction), Robert Wedin (late on one Form 4 representing one transaction), and Farha Aslam (late on one Form 4 representing one transaction). In making this statement, we have relied upon our examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% shareholders.

TRANSACTIONS WITH RELATED PERSONS

Calavo has adopted a written policy for approval of transactions between Calavo and its directors, director nominees, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the Audit Committee reviews transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Audit Committee determines whether the transaction is in the best interests of Calavo. In making that determination, the Audit Committee takes into account, among other factors it deems appropriate:

●	The extent of the related person's interest in the transaction;
●	Whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances;
●	The benefits to Calavo;
●	The impact or potential impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
●	The availability of other sources for comparable products or services; and
●	The terms of the transaction.

The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $200,000. A summary of any new transactions pre-approved by the chair is provided to the full Board of Directors for its review in connection with the Board’s regularly scheduled meetings.

The Audit Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

1.	Director compensation approved by the Board or the Compensation Committee;
2.	Transactions valued at the lesser than $200,000 or 2% of the other company's consolidated gross revenues, where the related person has an interest only as an employee (other than executive officer), director or beneficial holder of less than 10% of the other company's shares;
3.	Transactions where all shareholders receive proportional benefits; and
4.	Avocados delivered to us from our directors pursuant to our customary marketing agreements, as discussed below.

Two directors are controlling shareholders, partners, executive officers and/or employees of entities that marketed in excess of $120,000 per year of avocados through us pursuant to customary marketing agreements during the 2022 fiscal year. During the fiscal year ended October 31, 2022, we paid the following amounts to each of those two directors or to an entity affiliated with the director with respect to avocados marketed through us:

Director	Amounts paid to director or affiliated entity pursuant to marketing agreements
J. Link Leavens	$7,119,272
Donald M. Sanders	135,422

We did not have any amounts due to Board members as of October 31, 2022.

During fiscal years 2022, we received $0.6 million as dividend income from Limoneira. In addition, we lease office space from Limoneira for our corporate office. Rent to Limoneira amounted to approximately $0.3 million for fiscal years 2022. Harold Edwards, who resigned as a member of our Board of Directors in February 2022, is the Chief Executive Officer of Limoneira Company. In February 2022, Limoneira ended its marketing agreement with Calavo. Limoneira may still elect to market avocados through Calavo.

In October 2022, we sold our entire investment of 1,677,299 shares of Limoneira common stock for gross proceeds of approximately $18.5 million. For the year ended October 31, 2022, we recorded losses of $8.6 million, in realized and unrealized net loss on Limoneira shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis explains the material elements of the compensation that was awarded to, earned by, or paid to each of our executive officers who is named below in the Summary Compensation Table during our 2022 fiscal year. Those executive officers are referred to as the “named executive officers.”

At the 2022 Annual Meeting of the shareholders, shareholders approved by 96% of the shares voting on an advisory basis the compensation of the named executive officers of Calavo as disclosed in Calavo’s 2022 proxy statement. The Compensation Committee considers the results of this annual “Say on Pay” shareholder vote, together with the other factors discussed in this CD&A, as it considers appropriate when it reviews and approves our compensation program and compensation packages provided to our named executive officers.

Governance Highlights

We are committed to having strong governance practices with respect to our compensation programs, practices and procedures. We believe that these practices reinforce our emphasis on tying executive compensation to performance. The following chart highlights some of our governance practices with respect to executive compensation:

What We Do	What We Do Not Do
✓ Place a heavy emphasis on variable “at-risk” compensation	✘ No significant perquisites
✓ Cap annual incentive award opportunities at 200% of target levels	✘ No “single trigger” severance payments owing solely on account of the occurrence of a change of control event
✓ Maintain share ownership and retention guidelines for executives and directors	✘ No excise tax gross-ups upon a change in control
✓ Provide a 50/50 mix between performance-based equity awards and time-based equity awards	✘ No stock option or stock appreciation rights (“SAR”) repricing without shareholder approval
✓ Utilize an independent compensation consulting firm

Executive Officers

The following table sets forth the name, age and position of individuals who hold positions as executive officers of Calavo as of February 27, 2023. There are no family relationships between any director or executive officer and any other director or executive officer of our company. Executive officers are elected by our board of directors and serve at the discretion of the board.

Name	Age	Position
Brian Kocher	53	Chief Executive Officer
Shawn Munsell	47	Chief Financial Officer
Graciela Montgomery	68	Chief Human Resources Officer
Danny Dumas	53	Senior Vice President and General Manager of Calavo Grown
Helen Kurtz	52	Senior Vice President and General Manager of Calavo Prepared

Brian Kocher has served as our Chief Executive Officer since February 2022. Prior to his appointment as Chief Executive Officer, Mr. Kocher served as President and Chief Executive Officer of the Castellini Group of Companies from January 2017 through January 2022, one of the largest distributors of fresh produce in the United States. Prior to his promotion to Chief Executive Officer, Mr. Kocher served as Castellini’s Chief Operating Officer from May 2015 through January 2017. Before his time at Castellini, Mr. Kocher held several executive roles, including Interim CEO at Chiquita Brands International, a leading producer and distributor of bananas and other produce.

Shawn Munsell has served as our Chief Financial Officer since June 2022. Prior to his appointment as Chief Financial Officer, Mr. Munsell led the finance and accounting functions for Tyson Foods’ (NYSE: TSN) chicken segment, from 2018 to 2022, as Senior Vice President of Finance and Accounting. From 2015 to 2018, he served as Tyson’s Treasurer. Prior to Tyson, Mr. Munsell was with CF Industries, serving in a variety of roles with progressive responsibility for the nitrogen products manufacturer.

Graciela Montgomery has served as our Chief Human Resources Officer since October 2021. Prior to joining Calavo, Ms. Montgomery led a consultancy specializing in the areas of leadership, organizational design, cultural transformation and change management (March 2019 - November 2021). Prior to that role, she held senior human resources positions with National Public Radio (2017 – 2019), Deckers Brands (2008 – 2016), AECOM, Nortel Networks and Citibank, where she led initiatives in human resources development, recruiting, performance management and total rewards.

Danny Dumas has served as our Senior Vice President and General Manager of Calavo Grown since July 2022. Mr. Dumas has more than 30 years of experience, primarily with Del Monte Fresh Produce (January 2014 – June 2020) and, most recently, serving as president of Courchesne Larose USA (February 2021 – July 2022). At Del Monte, Mr. Dumas’ roles included Senior Vice President North American Sales, Marketing & Product Management; Vice President Sales – Canada; and Vice President Operations Fresh (Europe & Africa).

Helen Kurtz has served as our Senior Vice President and General Manager of Calavo Prepared since August 2022. Ms. Kurtz has more than 25 years of experience, primarily with General Mills Inc (1997 – 2017). and, most recently, serving as SVP, Chief Marketing Officer of Foster Farms (2017 – 2022). There, she led the poultry business and orchestrated its sale to private equity. At General Mills, Ms. Kurtz led a number of brands, including Betty Crocker, Chex Mix and Fruit Snacks and served as Vice President of Yoplait.

Our executive officers are elected annually and serve at the discretion of the Board. There are no family relationships among any of our executive officers, directors or director nominees. There have been no material proceedings to which any director, director nominee, executive officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, director nominee, executive officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no arrangements or understandings with another person pursuant to which any of our executive officers or directors were selected as an executive officer or director.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board oversees the design and administration of the compensation program for our executive officers. The Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

●	attract, motivate and retain talented and dedicated executive officers;

●	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

●	reinforce business strategies and objectives for enhanced shareholder value.

To achieve these goals, the Compensation Committee maintains compensation plans that tie a portion of executive officers’ overall compensation to key strategic goals, including financial and operational performance. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with those of executive officers at other public companies having a similar size and, generally, line of business, while taking into account our relative performance and our own strategic goals.

The principal elements of our executive compensation program are base salaries, annual cash incentive awards, time-based restricted stock unit (“RSUs”) grants, performance-based restricted stock unit (“PRSUs”) grants, restricted stock grants, and other benefits and perquisites. Our other benefits and perquisites consist of life, disability and health insurance benefits, a qualified 401(k) savings plan and automobile allowances.

We view these components of compensation as related, but distinct. Although the Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. The Compensation Committee’s goal is that the compensation elements work together to create a highly motivating plan that rewards performance and achievement of financial and non-financial goals which are outlined, in advance of any performance year, for each executive. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Compensation Committee typically performs an annual strategic review of our executive officers’ compensation to determine whether such compensation provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other similarly situated companies. The Compensation Committee’s most recent annual strategic review occurred in October 2022.

From time to time, the Compensation Committee’s meetings involve, for all or a portion of each meeting, the Compensation Committee members, our Chief Executive Officer, our Chief Financial Officer, our Chief Human Resources Officer, a recording secretary and/or other Board members. For compensation decisions relating to executive officers other than our Chief Executive Officer, the Compensation Committee considers recommendations from our Chief Executive Officer.

When determining compensation for our Chief Executive Officer, the Compensation Committee considers such factors as competitive industry salaries, an assessment of the Chief Executive Officer’s contributions made during the preceding year and his industry expertise. Our Chief Executive Officer does not attend the portion of the Compensation Committee’s meetings regarding his compensation.

Review of Compensation Surveys

The Compensation Committee believes that it is important when making its compensation-related decisions to be informed as to the current practices of similarly situated companies. As a result, the Compensation Committee, from time to time, reviews broad-based third-party surveys and other information collected from public and private sources regarding the compensation for executive officers of comparably sized companies. The Compensation Committee considers the information in these surveys in connection with establishing the base salaries, performance-compensation awards, equity awards and other benefits and perquisites for our named executive officers.

During fiscal 2022, the Compensation Committee retained an independent management consulting company, Korn Ferry. The Compensation Committee received from Korn Ferry reports that provided analyses and recommendations regarding compensation for Calavo’s non-employee directors and executive officers, including information about compensation for peer group companies, updates on executive compensation market trends and recommendations regarding short-term and long-term executive compensation incentive programs. The Compensation Committee received an updated analysis regarding compensation for non-employee directors and executive officers in October 2022 and incorporated certain data from the updated analysis into non-employee director and executive compensation plans for fiscal year 2023.

Pursuant to applicable SEC and NASDAQ rules, the Compensation Committee assessed the independence of Korn Ferry and determined that it is an independent compensation consultant.

The Compensation Committee analyzed whether Korn Ferry has any conflict of interest, taking into consideration the following factors: (i) the provision of other services to Calavo by Korn Ferry; (ii) the amount of fees paid by Calavo to Korn Ferry as a percentage of the firm’s total revenue; (iii) Korn Ferry’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by the firm with an executive officer of Calavo; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of Calavo owned by Korn Ferry or the individual compensation advisors employed by the firm. The Compensation Committee has determined, based on its analysis of the above factors, that the work of Korn Ferry and the individual compensation advisors employed by Korn Ferry as compensation consultants to Calavo has not created any conflict of interest.

The Compensation Committee does not believe that the compensation of our named executive officers should be established solely by reference to the compensation programs of other companies or that the compensation of our named executive officers should be set as a specified percentage of the average compensation that is paid to executive officers of other companies. However, the Compensation Committee believes that collecting and reviewing this compensation survey information is a useful resource in providing information about current compensation practices and in confirming that Calavo’s executive compensation program remains competitive.

Base Salaries

We provide our named executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually, and increases are based on Company as well as individual performance.

On September 9, 2021, James E. Gibson retired from his position as Chief Executive Officer. Steven Hollister, a member of Calavo’s Board, was appointed to serve as Chief Executive Officer and Chief Financial Officer of Calavo on an interim basis. From September 9, 2021 through January 31, 2022, Mr. Hollister was paid $50,000 per month for his services as interim Chief Executive Officer and interim Chief Financial Officer and he also continued to earn compensation for his services as a non-employee director.

On October 11, 2021, Graciela Montgomery was appointed to Chief Human Resources Officer, with an initial annual base salary of $350,000. On November 21, 2022, Ms. Montgomery’s annual base salary increased to $360,000.

On December 20, 2021, Brian Kocher and Calavo entered into an employment agreement, and he was appointed to serve as Chief Executive Officer of Calavo, with such service commencing on February 1, 2022. Mr. Kocher’s initial annual base salary was $800,000.

On June 10, 2022, Shawn Munsell and Calavo entered into an employment agreement, and he was appointed to serve as Chief Financial Officer of Calavo, with such service commencing on June 20, 2022. Mr. Munsell’s initial annual base salary was $415,000.

On July 11, 2022, Danny Dumas began serving as Senior Vice President and General Manager of Calavo Grown and on June 7, 2022, Mr. Dumas and Calavo entered into an employment agreement, and he was appointed to serve as Senior

Vice President and General Manager of Calavo Grown, with such service commencing on July 11, 2022. Mr. Dumas’s initial annual base salary was $415,000.

On August 8, 2022, Helen Kurtz and Calavo entered into an employment agreement, and she was appointed to serve as Senior Vice President and General Manager of Calavo Prepared, with such service commencing on August 17, 2022. Ms. Kurtz’s initial annual base salary was $430,000.

Our named executive officers’ annual base salaries for the 2022 fiscal year were as follows:

Executive Officer	Base Salary for Fiscal 2022
Brian Kocher, Chief Executive Officer	$800,000
Shawn Munsell, Chief Financial Officer	415,000
Graciela Montgomery, Chief Human Resources Officer	350,000
Danny Dumas, Senior Vice President and General Manager of Calavo Grown	415,000
Helen Kurtz, Senior Vice President and General Manager of Calavo Prepared	430,000
Ronald Araiza, Former Executive Vice President, Foods and RFG Sales	430,000
Robert Wedin, Former Executive Vice President, Fresh Sales	430,000
Steven Hollister, (1) Former Interim Chief Executive Officer	150,000
Mariela Matute, Former Chief Financial Officer	430,000

(1)	Mr. Hollister was paid $50,000 per month for his services as interim Chief Executive Officer and he also continued to earn compensation for his services as a non-employee director.

Annual Performance-Based Awards

During each fiscal year, the Compensation Committee evaluates our incentive compensation practices in light of the objectives of the compensation program. As a result of this evaluation, the Compensation Committee determined that it was appropriate for our named executive officers to be eligible to receive performance-based compensation upon the achievement of specified performance goals. In January 2022, the Compensation Committee determined to separate the performance-based awards into two plans: a Short-Term Incentive Plan and a Long-Term Incentive Plan. The Compensation Committee believes that by having separate plans it will be better able to structure incentives that align with shareholder interests and support retention.

Short-Term Incentive Plan (STIP)

The Short-Term Incentive Plan was established in fiscal year 2022 in order to align a portion of compensation with company performance. The STIP included several design changes for fiscal year 2022 compared to the prior fiscal year’s annual incentive awards as follows:

●	The Compensation Committee replaced adjusted net income with Adjusted EBITDA[1] as the metric on which performance is measured, which better focuses the organization on profit enhancement, cash flow generation, and the longer term;
●	The Compensation Committee believes setting targets based on Adjusted EBITDA better aligns management’s incentives with operating performance;
●	This financial measure, Adjusted EBITDA, will determine 80% of the payout to named executive officers (the EBITDA Component”) with the other 20% based on individual performance, over which the Compensation Committee has discretion to adjust on a case by case basis (the “Individual Component”);
●	Any potential restricted stock or RSU awards are moved to a new Long-Term Incentive Plan (described below);
●	The eight bracketed levels of performance previously utilized in the fiscal year 2021 Annual Performance-Based Bonus were replaced by a threshold, target and maximum opportunity structure;
●	For the EBITDA Component, if the threshold Adjusted EBITDA threshold is not met, then no STIP awards are paid irrespective of the Individual Component performance[2]. Linear interpolation will be applied to the EBITDA Component for performance that falls between the threshold, target and maximum Adjusted EBITDA goals.
●	Awards under the 2022 STIP are capped at 200% of target for the EBITDA Component and 100% of target for the Individual Component.

1 The non-GAAP measures adjusted EBITDA is not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.

The way the Company measures EBITDA, adjusted EBITDA, and adjusted net income may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Fiscal Year 2022 Potential STIP Compensation and Goals

For the 2022 fiscal year, each named executive officer listed below was eligible to receive a performance-based cash bonus according to the following schedule:

Named Executive Officer ($, except as specified)	Target Bonus (% of Base Salary)	Payout at Performance Threshold ($)	Payout at Performance Target ($)	Payout at Performance Maximum ($)
Brian Kocher	100%	400,000	800,000	1,440,000
Shawn Munsell *	60%	41,500	103,750	186,750
Graciela Montgomery	40%	56,000	140,000	252,000
Danny Dumas *	50%	27,667	69,167	124,500
Helen Kurtz **	50%	15,000	15,000	15,000
Robert Wedin	50%	86,000	215,000	387,000
Ronald Araiza	40%	68,800	172,000	309,600

* Cash bonuses for Shawn Munsell and Danny Dumas were pro-rated based on the percentage of fiscal year 2022 that they were employed at Calavo.

** Helen Kurtz joined Calavo after the deadline for participation in the fiscal year 2022 STIP. The Compensation Committee awarded her a discretionary bonus of $15,000.

Note: Illustration of payout at each of Threshold, Target, and Maximum includes the Individual Component at 100%, regardless of performance on the EBITDA Target and the EBITDA Component at its respective level.

For fiscal year 2022, the Adjusted EBITDA goals were $35 million, $60 million, and $80 million for the threshold, target, and maximum potential award payouts, respectively.

Fiscal Year 2022 Results

Our EBITDA for fiscal 2022 was $17.9 million. Excluding certain items, Adjusted EBITDA in fiscal 2022 was $35.1 million. The Compensation Committee concluded bonuses should be awarded to each executive officer equal to the above performance threshold after taking into account that 2022 Adjusted EBITDA exceeded the $35.0 million threshold target.

On November 3, 2022, Brian Kocher entered into an amendment to his employment agreement, which provided that $100,000 of his earned STIP cash bonus for fiscal 2022 would instead be paid with $100,000 of vested Calavo common stock. On December 22, 2022, Mr. Kocher was granted 3,321 shares of vested common stock under the 2020 Plan. The closing share price of our stock at the grant date was $30.12.

The Compensation Committee therefore awarded the following cash bonuses under the STIP to the named executive officers for fiscal 2022:

Executive Officer	STIP Cash Bonus for Fiscal 2022
Brian Kocher	$300,000
Shawn Munsell	$41,500
Graciela Montgomery	$56,000
Danny Dumas	$27,667
Helen Kurtz	$15,000
Robert Wedin*	$77,400
Ronald Araiza*	$55,040

* Robert Wedin and Ronald Araiza were paid on a pro-rata basis, based on the time they served as executive officers of Calavo during fiscal year 2022.

Fiscal Year 2023 Potential STIP Compensation and Goals

For the 2023 fiscal year, the Compensation Committee approved potential STIP cash bonus opportunities for the named executive officers listed below:

Named Executive Officer ($, except as specified)	Target Bonus (% of Base Salary)	Payout at Performance Threshold ($)	Payout at Performance Target ($)	Payout at Performance Maximum ($)
Brian Kocher	100%	320,000	800,000	1,440,000
Shawn Munsell	60%	99,600	249,000	448,200
Graciela Montgomery	50%	72,000	180,000	324,200
Danny Dumas	50%	83,000	207,500	373,500
Helen Kurtz	50%	86,000	215,000	387,000

Note: Illustration of payout at each of Threshold, Target, and Maximum includes the Individual Component at 100%, regardless of performance on the EBITDA Target and the EBITDA Component at its respective level.

Long-Term Incentive Plan (LTIP)

In January 2022, the Compensation Committee determined that RSUs should be awarded as part of a separate long-term incentive plan rather than as part of the annual incentive program. Design changes in this new LTIP as compared to the equity component of the prior year’s annual incentive program include that 50% of the award vests contingent on achieving certain performance goals (i.e., PRSUs) and 50% of the award vests annually over three years to support retention (i.e., RSUs). Awards issued pursuant to the LTIP are granted under the 2020 Plan.

PRSU design features:

●	Performance criteria is based on a three-year cumulative performance window as compared to the prior plan which utilized a single year’s performance.
●	Performance goals include three equally weighted metrics (Net Sales, Adjusted EBITDA, and Return on Invested Capital (ROIC)3) on which to measure cumulative three-year performance. The Compensation Committee believe these metrics enhance alignment among management and shareholders’ interests.
●	The eight bracketed levels of performance utilized in the fiscal year 2021 LTIP was replaced by a threshold, target and maximum opportunity structure.
●	Linear interpolation will be applied to performance that falls between the threshold, target and maximum goals, with no contribution to vesting for performance below threshold for any of the metrics, respectively; and
●	Awards are capped at 200% of target.

LTIP restricted stock units (PRSUs and RSUs) are awarded annually according to the target percentages (percentages of base salary noted below) determined by the Compensation Committee according to job band and each named executive officer’s contribution to Company performance at the time of grant.

Mix of Long-Term Incentive Awards

●	PRSUs (50%, at Target performance). PRSU awards are based on three-year aggregate performance targets (equally weighted metrics of: (i) Net Sales, (ii) Adjusted EBITDA, (iii) Return on Invested Capital (ROIC)). Earned PRSUs vest entirely on the third anniversary of the grant and are granted on a linear scale between each of the markers noted below (Performance Threshold (50%), Performance Target, and Performance Maximum (200%)).
●	RSUs (50%). RSUs vest annually in equal amounts over the three-year LTIP term, subject to the grantee’s continued service, providing a multi-year retention incentive.

3 Return on Invested Capital (ROIC) is a ratio based on both GAAP and non-GAAP financial measures. ROIC is defined as Net Operating Profit After Tax (NOPAT) divided by average Total Capital (average of the current and prior periods’ ending Total Capital balances). NOPAT is defined as EBIT less tax (the tax provision recorded on the Company’s GAAP financial statements). EBIT is defined as operating income (loss) (as recorded in the Company’s GAAP financial statements) adjusted for one-time items (those items which are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years). Total Capital is defined as Total Debt (total borrowings including finance leases and excluding operating leases) plus Total Shareholder’s Equity.

The number of PRSUs and RSUs granted is based on the closing price per share of the Company’s common stock on the grant date. If PRSU awards are earned, as determined by the Compensation Committee, the PRSUs will be paid out upon vesting in shares of Company common stock based on the degree of performance attained. While LTIP awards vest as noted above, certain events, such as death or a change of control, may cause awards to vest immediately.

Fiscal Year 2022 Long-Term Incentive Plan (LTIP)

For the fiscal year 2022 LTIP, each named executive officer listed below was eligible to receive RSUs according to the following schedule:

Named Executive Officer ($, except as specified)	Total Target LTIP (RSU) Opportunity for 2022 (% of Base Salary)	Target Award ($)	Number of RSUs
Brian Kocher	100%	400,000	10,670
Robert Wedin	50%	n/a	n/a
Ronald Araiza	40%	86,000	2,294
Graciela Montgomery	40%	70,000	1,867

For the fiscal year 2022 LTIP, each named executive officer listed below was eligible to receive PRSUs according to the following schedule:

Named Executive Officer	Total Target LTIP (PRSU) Opportunity for 2022 (% of Base Salary)	PRSUs Vesting at Performance Threshold	PRSUs Vesting at Performance Target	PRSUs Vesting at Performance Maximum
Brian Kocher	100%	5,335	10,670	21,340
Robert Wedin	50%	n/a	n/a	n/a
Ronald Araiza	40%	1,147	2,294	4,588
Graciela Montgomery	40%	934	1,867	3,734

With Robert Wedin’s announced retirement, effective October 31, 2022, Mr. Wedin was not granted a LTIP stock award.

For fiscal year 2022, on April 1, 2022, Calavo granted the following RSUs and PRSUs and the grant date share price of our common stock was $37.49 per share. Subject to continued service, a grantee’s RSUs will vest in three equal installments on November 1st of each of 2022, 2023 and 2024.

i
Executive Officer	Total stock awards ($)	Number of RSUs	Number of PRSUs
Brian Kocher	$800,000	10,670	10,670
Ronald Araiza	172,000	2,294	2,294
Graciela Montgomery	140,000	1,867	1,867

The estimated grant date values for the above RSUs and PRSUs were computed in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards.  This value of an RSU or PRSU is determined based on the number of underlying target shares multiplied by the closing share price of our common stock on the date of grant.

Fiscal Year 2023 Long-Term Incentive Plan (LTIP)

For the fiscal year 2023 LTIP, each named executive officer listed below is eligible to receive the following RSUs:

Named Executive Officer ($, except as specified)	Total Target LTIP (RSU) Opportunity for 2023 (% of Base Salary)	Target Award ($)	Number of RSUs
Brian Kocher	100%	400,000	11,591
Shawn Munsell	60%	124,500	3,608
Graciela Montgomery	46%	82,500	2,400
Danny Dumas	50%	103,750	3,007
Helen Kurtz	50%	107,500	3,116

For the fiscal year 2023 LTIP, each named executive officer listed below is eligible to receive the following PRSUs:

Named Executive Officer ($, except as specified)	Total Target LTIP (PRSU) Opportunity for 2023 (% of Base Salary)	PRSUs Vesting at Performance Threshold	PRSUs Vesting at Performance Target	PRSUs Vesting at Performance Maximum
Brian Kocher	100%	5,796	11,591	23,182
Shawn Munsell	60%	1,804	3,608	7,216
Graciela Montgomery	46%	1,200	2,400	4,800
Danny Dumas	50%	1,504	3,007	6,014
Helen Kurtz	50%	1,558	3,116	6,232

On December 1, 2022, Calavo granted the following RSUs and PRSUs and the grant date share price of our common stock was $34.51 per share. Subject to continued service, a grantee’s RSUs will vest in three equal installments on November 1st of each of 2023, 2024 and 2025.

Executive Officer	Target Awards ($)	RSUs	PRSUs
Brian Kocher	800,000	11,591	11,591
Shawn Munsell	249,000	3,608	3,608
Graciela Montgomery	165,000	2,400	2,400
Danny Dumas	207,500	3,007	3,007
Helen Kurtz	215,000	3,116	3,116

The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards.  This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant.

Other Stock Awards

On February 1, 2022, Brian Kocher, was granted 28,993 restricted shares as provided by his employment agreement. The closing share price of our common stock on such grant date was $41.39. Subject to Mr. Kocher’s continued employment, these shares will vest over three years on an annual basis, with the first installment vesting on February 1, 2023. The grant fair value of restricted stock granted to Mr. Kocher was $1,200,000.

On June 20, 2022, Shawn Munsell, was granted 9,002 RSUs as provided by his employment agreement. The closing share price of our common stock on such grant date was $38.88. Subject to Mr. Munsell’s continued employment, these shares will vest over three years on an annual basis, with the first installment vesting on June 20, 2023. The grant fair value of restricted stock granted to Mr. Munsell was $350,000.

On July 11, 2022, Danny Dumas, was granted 3,533 RSUs as provided by his employment agreement. The closing share price of our common stock on such grant date was $42.46. Subject to Mr. Dumas’s continued employment, these shares will vest over three years on an annual basis, with the first installment vesting on July 11, 2023. The grant fair value of restricted stock granted to Mr. Dumas was $150,000.

On August 16, 2022, Helen Kurtz was granted 6,778 RSUs as provided by her employment agreement. The closing share price of our common stock on such grant date was $44.26. Subject to Ms. Kurtz’s continued employment, these shares will vest over three years on an annual basis, with the first installment vesting on August 16, 2023. The grant fair value of restricted stock granted to Ms. Kurtz was $300,000.

All of the above equity compensation awards were issued under the 2020 Plan.

Other Compensation Practices, Policies and Guidelines

Benefits and Perquisites

Benefits and perquisites are designed to attract and retain key employees. Currently, our named executive officers are eligible to participate in benefit plans available to all employees, including our 401(k) plan and general health and welfare benefits. We have a defined contribution 401(k) plan that allows for immediate participation and vesting. This 401(k) plan matches 100% of the first 3% contributed and 50% of the next 2% for a maximum of 4% of compensation. General health and welfare benefits and our 401(k) plan are provided to substantially all of our full-time U.S. employees. In addition, we provide a car allowance to each of our named executive officers. We provide these benefits to create additional incentives for our named executive officers and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

The Board believes the interests of its directors and Executive Officers are best aligned with shareholders when the directors and Executive Officers are personally invested in the Company beyond their thought and service leadership. The term “Executive Officers” means any “officer” as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended. In fiscal 2022, the Board updated and materially increased its stock holding requirements for non-employee directors and Executive Officers. Our Chief Executive Officer is required to own equity in the Company with a cumulative value of at least 500% of his or her annual base salary. All other Executive Officers are required to own equity in the Company with a cumulative value of at least 200% of his or her annual base salary. Directors and Executive Officers have until August 29, 2027, or if later, five years from the date the director is elected or Executive Officer is appointed, to comply with these stock ownership requirements.

The minimum share ownership levels for each Executive Officer or director will be determined annually as of January 31 of the applicable year based on the then-current annual base salary and the average daily closing price per share of the Company’s common stock for the month of January, or the fair market value on the date the shares of common stock or equity award were acquired, whichever is greater.

In the event an Executive Officer or director’s ownership guidelines are not achieved after the applicable five-year period, each Executive Officer and director is expected to retain not less than 50% of the number of shares awarded to him or her under the 2020 Plan, net the number of shares the Executive Officer or director has applied to the payment of taxes on such awards. Progress towards meeting the guidelines will be presented to the Board at least annually in such manner as requested by the Board.

The following types of equity will be counted toward the stock ownership requirement: shares owned directly; shares owned jointly with or separately by a spouse; shares held in trust for the benefit of the holder, the holder’s spouse and/or the holder’s children; restricted shares, including shares granted but not yet vested; vested RSUs; and unvested RSUs. Unvested PRSUs and unexercised stock options do not count toward meeting the stock ownership requirements.

All of our executive officers have satisfied this stock ownership requirement.

Clawback Provisions

Under the employment agreements for the named executive officers, any incentive-based compensation, or any other compensation, paid is subject to recovery by Calavo under any law, government regulation or stock exchange listing requirement and will be subject to such deductions and “clawback” as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or which is subject to recovery under any clawback policy adopted by Calavo that is applicable to its executive officers.  Calavo will make any determination for clawback or recovery in accordance with its determination of any applicable law or regulation and based upon its review of any clawback policy adopted by Calavo.

In December 2022, the Compensation Committee adopted a clawback policy applicable to Calavo’s current and former executive officers. The clawback policy applies to Incentive Compensation (as defined in the policy and described below) approved, awarded or granted on or after December 1, 2022 and provides that in the event Calavo is required to prepare an accounting restatement of its financial statements due to Calavo’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation subject to the policy received by a covered executive during the three completed fiscal years immediately preceding the date on which Calavo is required to prepare an accounting restatement. The policy defines Incentive Compensation as any compensation granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, which in turn is a measure determined and presented in accordance with the accounting principles used in preparing Calavo’s financial statements, and any measure that are derived wholly or in part from such measures. The amount to be recovered will be the excess of the Incentive Compensation paid to the covered executive based on the erroneous data over the Incentive Compensation that would have been paid to the covered executive had it been based on the restated results, as determined by the Board. Such amount will be computed without regard to any taxes paid by the Covered Executive.

In addition, under the terms of the 2020 Plan, if, due to the material noncompliance of the Company with any financial reporting requirement of the United States securities laws, rules and regulations, the Company is required to prepare an accounting restatement of its financial statements, the Company will take the following actions with respect to each award that was granted under the 2020 Plan during the three-year period preceding the date on which the Company becomes required to prepare such restatement, regardless as to whether such restatement is attributable to any 2020 Plan Participant’s (“Participant”) or other person’s negligence, fraud or other misconduct:

(i)	If an award is unpaid, unvested or unexercised, the Company will cancel all or a portion of the award, if and to the extent that the Compensation Committee determines that the award to the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the award that the Participant would have received based upon the Company’s restated financial statements;

(ii)	If any shares have been issued by the Company to the Participant under the award and have vested, the Participant will be required to transfer to the Company, for no consideration, all or a portion of such shares or a cash amount equal to the fair market value of such shares as of the date of the restated financial statements, if and to the extent that the Compensation Committee determines that the award of such shares received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the shares that the Participant would have received based upon the Company’s restated financial statements; and

(iii)	If an award has been paid in cash by the Company to the Participant under the award, the Participant will be required to return to the Company, for no consideration, all or a portion of such cash, if and to the extent that the Compensation Committee determines that the award of such cash payment received by the Participant was based upon erroneous data contained in the Company’s financial statements and was in excess of the cash payment that the Participant would have received based upon the Company’s restated financial statements.

Policy Prohibiting the Hedging or Pledging of Company Stock

We maintain an Anti-Hedging/Anti-Pledging Policy that prohibits our directors and executive officers from entering into derivative or hedging transactions in our securities and pledging our securities as collateral for a loan or short-selling our securities, among other restricted transactions. An exception to the restrictions in the policy may be permitted with the written approval of the Board or the Chair of the Nominating and Governance Committee for transactions or positions that predated the policy or in unusual circumstances that do not violate the spirit and intent of the policy. No such exception will be granted for short sales that would violate Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, we maintain an Insider Trading Policy that prohibits our directors, officers and employees from engaging in (i) short sales of our securities, unless part of an approved hedging transaction, (ii) transactions in put options, call options or other derivative securities on an exchange or in any other organized market, (iii) hedging or monetization transactions, unless expressly permitted under the Anti-Hedging/Anti-Pledging Policy, (iv) margin accounts or pledging transactions, unless expressly permitted under the Anti-Hedging/Anti-Pledging Policy and (v) standing or limit orders, subject to exception.

Tax Considerations

Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”), Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance based. Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving (or who has served) as the chief executive officer or the chief financial officer at any time during a fiscal year and the top three other highest compensated executive officers serving at any fiscal year-end. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not fully tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Calavo Growers, Inc. has reviewed and discussed with the Chief Executive Officer the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Kathleen M. Holmgren, Chair

John Hunt

James Helin

Farha Aslam

The following table shows information concerning the annual compensation for services provided to Calavo by each person who served as our Chief Executive Officer (including interim Chief Executive Officer) during the 2022 fiscal year, by each person who served as our Chief Financial Officer (including interim Chief Financial Officer) during the 2022 fiscal year, and by our three other most highly compensated executive officers (along with other executive officers who served during part of fiscal year 2022 and who are required to be included) during the three preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)(13) ($)	Option Awards (13) ($)	All Other Compensation ($)	Total ($)
Brian Kocher (11)	2022	584,616	300,000		2,100,000	-	91,813	(3)	3,076,429
Chief Executive Officer

Shawn Munsell (10)	2022	143,654	41,500		350,000	-	8,038	(4)	543,192
Chief Financial Officer
Steven Hollister (12)	2022	150,000	-		-	-	-		150,000
Former Interim Chief Executive Officer	2021	177,192	-		-	146,690	-		323,882

Mariela Matute (10)	2022	219,123	-		-	-	10,808	(2)	229,931
Former Chief Financial Officer	2021	35,833	-		300,000	-	83,119		418,952

Graciela Montgomery	2022	350,000	56,000		140,000	-	28,914	(5)	574,914
Chief Human Resources Officer

Robert Wedin	2022	430,000	77,400	(1)	-	-	27,577	(6)	534,977
Former Executive Vice President, Fresh Sales	2021	430,000	65,000		-	-	28,680		523,680
	2020	394,890	-		129,007	-	33,043		556,940
Ronald Araiza	2022	430,000	55,040		172,000	-	24,253	(7)	681,293
Former Executive Vice President, Foods Sales	2021	402,231	-		65,000	-	39,429		506,660
	2020	386,671	-		116,976	-	42,678		546,325
Danny Dumas	2022	119,711	27,667		150,000	-	6,496	(8)	303,874
Senior Vice President and General Manager of Calavo Grown
Helen Kurtz	2022	81,039	15,000		300,000	-	4,166	(9)	400,205
Senior Vice President and General Manager of Calavo Prepared

(1)	Reflects amounts paid in stock awards that were issued under the annual performance-based incentive awards for officers discussed above in the Compensation Discussion and Analysis. As also discussed above, Brian Kocher, Shawn Munsell, Danny Dumas and Helen Kurtz were granted stock awards pursuant to the terms provided in their employment agreements.

(2)	Consists of (i) $5,701 we paid on behalf of Ms. Matute related to health insurance, (ii) $4,199 we paid to Ms. Matute related to a car allowance, (iii) $508 we paid on behalf of Ms. Matute related to life insurance which is a benefit provided to all employees (iv) and $400 we paid to Ms. Matute for allowances paid to all employees.
(3)	Consists of (i) $9,260 we paid on behalf of Mr. Kocher related to health insurance, (ii) $8,397 we paid to Mr. Kocher related to a car allowance, (iii) $1,076 we paid on behalf of Mr. Kocher related to life insurance which is a benefit provided to all employees, (iv) $880 we paid to Mr. Kocher for allowances paid to all employees, (v) $12,200 of contributions made by us to our 401(k) plan on behalf of Mr. Kocher and (vi) $60,000 in relocation reimbursement.
(4)	Consists of (i) $3,293 we paid on behalf of Mr. Munsell related to health insurance, (ii) $2,799 we paid to Mr. Munsell related to a car allowance, (iii) $1,314 of contributions made by us to our 401(k) plan on behalf of Mr. Munsell, (iv) $272 we paid on behalf of Mr. Munsell related to life insurance which is a benefit provided to all employees and (v) $360 we paid to Mr. Munsell for allowances paid to all employees.
(5)	Consists of (i) $12,417 we paid on behalf of Ms. Montgomery related to health insurance, (ii) $11,196 we paid to Ms. Montgomery related to a car allowance, (iii) $4,821 we paid on behalf of Ms. Montgomery related to life insurance which is a benefit provided to all employees and (iv) $480 we paid to Ms. Montgomery for allowances paid to all employees. On October 11, 2021, Ms. Montgomery was appointed to serve as Chief Human Resources Officer and she became an executive officer of Calavo on April 13, 2022.
(6)	Consists of (i) $5,059 we paid on behalf of Mr. Wedin related to health insurance, (ii) $9,330 we paid to Mr. Wedin related to a car allowance, (iii) $9,350 of contributions made by us to our 401(k) plan on behalf of Mr. Wedin, (iv) $3,438 we paid on behalf of Mr. Wedin related to life insurance which is a benefit provided to all employees and (v) $400 we paid to Mr. Wedin for allowances paid to all employees.
(7)	Consists of (i) $11,506 we paid on behalf of Mr. Araiza related to health insurance, (ii) $9,330 we paid to Mr. Araiza related to a car allowance, (iii) $2,917 we paid on behalf of Mr. Araiza related to life insurance and (iv) $500 we paid to Mr. Araiza for allowances paid to all employees.
(8)	Consists of (i) $76 we paid on behalf of Mr. Dumas related to health insurance, (ii) $3,266 we paid to Mr. Dumas related to a car allowance, (iii) $2,591 of contributions made by us to our 401(k) plan on behalf of Mr. Dumas, (iv) $203 we paid on behalf of Mr. Dumas related to life insurance which is a benefit provided to all employees and (v) $360 we paid to Mr. Dumas for allowances paid to all employees. On July 11, 2022, Mr. Dumas began serving as Senior Vice President and General Manager of Calavo Grown.
(9)	Consists of (i) $1,332 we paid on behalf of Ms. Kurtz related to health insurance, (ii) $1,866 we paid to Ms. Kurtz related to a car allowance, (iii) $662 of contributions made by us to our 401(k) plan on behalf of Ms. Kurtz, (iv) $141 we paid on behalf of Ms. Kurtz related to life insurance which is a benefit provided to all employees and (v) $165 we paid to Ms. Kurtz for allowances paid to all employees. On August 17, 2022, Ms. Kurtz began serving as Senior Vice President and General Manager of Calavo Prepared.
(10)	Ms. Matute resigned as Chief Financial Officer effective May 2, 2022. Brian Kocher served as interim Chief Financial Officer from May 3, 2022, through June 19, 2022. Mr. Munsell was appointed Chief Financial Officer on June 10, 2022, with service commencing effective June 20, 2022.
(11)	On December 20, 2021, Brian Kocher and Calavo entered into an employment agreement, and he was appointed to serve as Chief Executive Officer of Calavo, with such service commencing on February 1, 2022.
(12)	Mr. Hollister served as a non-employee interim Chief Executive Officer from September 9, 2021 through February 1, 2022. Mr. Hollister was paid $50,000 per month for such services as interim Chief Executive Officer and also continued to earn compensation as a non-employee director as reported in the Director Compensation Table.
(13)	The estimated grant date values for the above stock awards were computed in accordance with FASB ASC Topic 718. These amounts reflect our financial accounting expense for these awards in accordance with FASB ASC Topic 718 and will not necessarily reflect the actual value that may be realized by the grantees with respect to these awards. This value of a stock award is determined based on the number of shares granted multiplied by the closing share price of our common stock on the date of grant. Further discussion and assumptions utilized with respect to these valuations are set forth in Note 12 (Stock-Based Compensation) to our consolidated financial statements contained in our Annual Report on Form 10-K filed on December 20, 2022, for the fiscal year ended October 31, 2022.

2020 EQUITY INCENTIVE PLAN OF CALAVO GROWERS, INC.

In April 2021, our shareholders approved the 2020 Plan that had been adopted by Board. All directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of Calavo and its subsidiaries are eligible to receive awards under the 2020 Plan. Subject to the adjustment provisions of the 2020 Plan that are applicable in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 1,500,000 shares of common stock may be issued under the 2020 Plan.

The purpose of the 2020 Plan is to promote the interests of Calavo Growers, Inc. and its shareholders by (a) attracting, retaining and motivating directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company and its affiliates and (b) enabling such individuals to participate in the growth and financial success of the Company.

The 2020 Plan authorizes the granting of awards in a variety of forms, including the following types of awards to persons who are employees, officers, consultants, advisors, or directors of Calavo or any of its affiliates:

●	“Incentive stock options” that are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

●	“Non-qualified stock options” that are not intended to be incentive stock options;

●	Shares of common stock that may be subject to specified restrictions; and

●	PRSUs, or RSUs, that upon vesting can be settled with shares of common stock or their cash equivalent.

The 2020 Plan is administered by our Compensation Committee. The Compensation Committee is responsible for selecting the officers, employees, directors, consultants and advisers, if any, who will receive options and restricted stock. Subject to the requirements imposed by the 2020 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each option award, including the number of shares subject to the option, the exercise price, expiration date and vesting period of the option and whether the option is an incentive stock option or a non-qualified stock option. Subject to the requirements imposed by the 2020 Plan, the Compensation Committee is also responsible for determining the terms and conditions of each grant, including the number of shares covered by a grant, the purchase price (if any) and the vesting, transfer and other restrictions imposed on the stock. The Compensation Committee has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2020 Plan or of any award under the 2020 Plan.

Under current tax law, only employees are entitled to receive incentive stock options. The 2020 Plan provides that the exercise price for any stock option may not be less than 100% of the fair market value of the common stock on the date of the grant of the option. With respect to an option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of the grant of the option.

Unless otherwise determined by the Compensation Committee, options granted under the 2020 Plan are generally not transferable, except by will or the laws of descent and distribution. Except as otherwise provided in the option agreement or other agreement, an option ceases to be exercisable ninety days after the termination of the option holder’s service with us.

The Board may, at any time, amend, discontinue or terminate the 2020 Plan. With specified exceptions, no amendment, suspension or termination of the plan may adversely affect outstanding options or the terms that are applicable to outstanding restricted stock. No amendment or suspension of the 2020 Plan requires shareholder approval unless such approval is required under applicable law or under the rules of any stock exchange or NASDAQ market on which our stock is traded.

As described above in section titled “Clawback Provisions,” the 2020 Plan also provides for recoupment of incentive compensation in the event of certain accounting restatements.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2022

	Estimated Future Payouts				Estimated Future Payouts
	Under Non-Equity				Under Equity
	Incentive Plan Awards(1)				Incentive Plan Awards(1)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant date fair value of stock		All other stock awards: Number of shares
Name/Award Type	Date	($)	($)	($)	(#)	(#)	(#)	awards ($)		of stock or units
Brian Kocher, Chief Executive Officer
-Cash Incentive	-	400,000	800,000	1,440,00	-	-	-	-		-
-Performance based RSUs	4/1/22	-	-	-	5,335	10,670	21,340	400,000	(2)	-
-Time-based RSUs	4/1/22	-	-	-	10,670	10,670	10,670	400,000	(2)	-
-Other stock awards	2/1/22	-	-	-	-	-	-	1,200,000	(3)	28,993(3)
Shawn Munsell Chief Financial Officer
-Cash Incentive	-	41,500	103,750	186,750	-	-	-	-		-
-Performance based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Time-based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Other stock awards	6/20/22	-	-	-	-	-	-	350,000(4)		9,002(4)
Graciela Montgomery Chief Human Resources Officer
-Cash Incentive	-	56,000	140,000	252,000	-	-	-	-		-
-Performance based RSUs	4/1/22	-	-	-	934	1,867	3,734	70,000(2)		-
-Time-based RSUs	4/1/22	-	-	-	1,867	1,867	1,867	70,000(2)		-
Danny Dumas Sen. Vice President and General Manager of Calavo Grown
-Cash Incentive	-	27,667	69,167	124,500	-	-	-	-		-
-Performance based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Time-based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Other stock awards	7/11/22	-	-	-	-	-	-	150,000(5)		3,533(5)
Helen Kurtz Sen. Vice President and General Manager of Calavo Prepared
-Cash Incentive	-	15,000	15,000	15,000	-	-	-	-		-
-Performance based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Time-based RSUs	-	-	-	-	N/A	N/A	N/A	-		-
-Other stock awards	8/16/22	-	-	-	-	-	-	300,000(6)		6,778(6)
Robert Wedin Executive Vice President, Fresh Sales
-Cash Incentive	-	86,000	215,000	387,000	-	-	-	-		-
-Performance based RSUs	N/A	-	-	-	N/A	N/A	N/A	-		-
-Time-based RSUs	N/A	-	-	-	N/A	N/A	N/A	-		-
Ronald Araiza Executive Vice President, Foods and RFG Sales
-Cash Incentive	-	68,800	172,000	309,600	-	-	-	-		-
-Performance based RSUs	4/1/22	-	-	-	1,147	2,294	4,588	86,000(2)		-
-Time-based RSUs	4/1/22	-	-	-	2,294	2,294	2,294	86,000(2)		-

(1)	The amounts set forth above reflect the threshold amount, the target amount and the maximum amount that each of our named executive officers could have earned under our performance-based bonus plan for services performed in fiscal 2022 if Calavo had attained the respective Adjusted EBITDA levels discussed above under Compensation Discussion and Analysis.

(2)	On April 1, 2022, as part of the LTIP (time-based and performance based), Brian Kocher, Graciela Montgomery and Ronald Araiza, received 10,670 RSUs and PRSUs, 1,867 RSUs and PRSUs and 2,294 RSUs and PRSUs, respectively. The closing price of our stock on such date was $37.49 per share. The time based RSUs vest as to one-third of the shares annually, with the first installment vesting on November 1, 2022. The PRSUs vest, subject to the satisfaction of certain performance criteria, on the third anniversary of the date of grant.

(3)	On February 1, 2022, as part of his employment agreement with Calavo, Mr. Kocher was granted 28,993 restricted shares. The closing price of our stock on such date was $41.39. These shares vest annually in one-third increments, with the first installment vesting on February 1, 2023.

(4)	On June 20, 2022, as part of his employment agreement with Calavo, Mr. Munsell was granted 9,002 RSUs. The closing price of our stock on such date was $38.88. These RSUs vest annually in one-third increments, with the first installment vesting on June 20, 2023.

(5)	On July 11, 2022, as part of his employment agreement with Calavo, Mr. Dumas was granted 3,533 RSUs. The closing price of our stock on such date was $42.46. These RSUs vest annually in one-third increments, with the first installment vesting on July 11, 2023.

(6)	On August 16, 2022, as part of her employment agreement with Calavo, Ms. Kurtz was granted 6,778 RSUs. The closing price of our stock on such date was $44.26. These RSUs vest annually in one-third increments, with the first installment vesting on August 16, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides the outstanding equity awards for each named executive officer as of October 31, 2022.

Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Steven Hollister(1)	2,814	97,336	-	-
Brian Kocher(2)(3)	39,663	1,371,943	10,670	369,075
Shawn Munsell(4)	9,002	311,379	-	-
Graciela Montgomery(2)	1,867	64,580	1,867	64,580
Danny Dumas(5)	3,533	122,206	-	-
Helen Kurtz(6)	6,778	234,451	-	-

(1)	As of January 3, 2023, these shares vested and became unrestricted subject to the continued service of the director through such vesting date.

(2)	On April 1, 2022, as part of the LTIP (time-based and performance based), Brian Kocher and Graciela Montgomery received 10,670 RSUs and PRSUs, and 1,867 RSUs and PRSUs, respectively. The time based RSUs vest as to one-third of the shares annually, with the first installment vesting on November 1, 2022. The PRSUs vest, subject to the satisfaction of certain performance criteria, on the third anniversary of the date of grant.

(3)	February 1, 2022, as part of his employment agreement with Calavo, Mr. Kocher was granted 28,993 restricted shares. These shares vest annually in one-third increments, with the first installment vesting on February 1, 2023.

(4)	On June 20, 2022, as part of his employment agreement with Calavo, Mr. Munsell was granted 9,002 RSUs. These RSUs vest annually in one-third increments, with the first installment vesting on June 20, 2023.

(5)	On July 11, 2022, as part of his employment agreement with Calavo, Mr. Dumas was granted 3,533 RSUs. These RSUs vest annually in one-third increments, with the first installment vesting on July 11, 2023.

(6)	On August 16, 2022, as part of her employment agreement with Calavo, Ms. Kurtz was granted 6,778 RSUs. These RSUs vest annually in one-third increments, with the first installment vesting on August 16, 2023.

Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise Price ($)	Option expiration date
Steven Hollister	2,500	2,500	39.20	9/9/2031

In September 2021, our Board approved the issuance of a stock option to acquire a total of 5,000 shares of our common stock to Steven Hollister, who was serving as our Interim Chief Executive Officer.  Such grant vests annually in equal increments over a two-year period.  The vested portion of this option is exercisable until the fifth anniversary after the vesting date.  The closing share price of our stock on the grant date was $39.20.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2022

The following table shows restricted stock shares held by named executive officers which vested in fiscal year 2022. There were no stock option exercises by any named executive officer in fiscal year 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven Hollister	1,500	$62,535
Ronald Araiza	2,900	$119,316
Robert Wedin	2,988	$122,985

Calavo currently does not maintain a nonqualified deferred compensation plan or pension plan, for any named executive officers.

EXECUTIVE EMPLOYMENT AGREEMENTS

Below is a summary of the terms of the employment agreements Calavo entered into with Brian Kocher, Shawn Munsell, Graciela Montgomery, Danny Dumas, Helen Kurtz and Mariela Matute, and the independent Contractor Agreement Calavo entered into with Steven Hollister. The forms of such employment agreements are essentially the same for each executive.

Brian Kocher

Pursuant to an Employment Agreement between Calavo and Mr. Kocher dated December 20, 2021 (the “Employment Agreement”), Mr. Kocher will receive an annual base salary of $800,000, which is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Mr. Kocher will be eligible to receive a performance bonus pursuant to Calavo’s Management Incentive Plan of 100% to 200% of his annual base salary for any fiscal year in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Mr. Kocher a discretionary bonus. The annual bonus for fiscal year 2022 will not be pro-rated and shall not be less than $400,000. Mr. Kocher will receive restricted shares of Calavo common stock having a value of $1,200,000 upon his commencement date, vesting in three equal annual installments. Calavo will also pay $325,000 of relocation expenses for Mr. Kocher. Mr. Kocher will also be eligible to receive up to 100% of his annual base salary in equity awards pursuant to the terms of Calavo’s Long Term Incentive Plan. In the event that Mr. Kocher’s employment is terminated without cause or upon good reason, Mr. Kocher will receive severance equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation and a pro-rated portion of his annual bonus.

Shawn Munsell

Pursuant to an Employment Agreement between Calavo and Mr. Munsell dated June 9, 2022 (the “Employment Agreement”), Mr. Munsell will receive an annual base salary of $415,000, which is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Starting in fiscal 2022, Mr. Munsell will be eligible to receive a performance bonus of 60% of his annual base salary for any fiscal year in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Mr. Munsell a discretionary bonus. Mr. Munsell will receive a signing bonus consisting of restricted stock units representing a contingent right to Calavo’s common stock having a value of $350,000 upon the commencement of his employment, which restricted stock units will vest in three equal annual installments, with the first installment to vest on the first anniversary of the commencement of Mr. Munsell’s employment. Calavo will also reimburse Mr. Munsell for travel expenses. In the event that Mr. Munsell’s employment is terminated by Calavo without Cause (as defined in the Employment Agreement) or Mr. Munsell terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Munsell will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Munsell as a signing bonus will become fully vested as of the date of such termination.

Graciela Montgomery

Pursuant to an Employment Agreement between Calavo and Ms. Montgomery dated October 11, 2021 (the “Employment Agreement”), Ms. Montgomery initially received an annual base salary of $350,000, which was subsequently increased to $360,000 annually, which base salary is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Starting in fiscal 2022, Ms. Montgomery will be eligible to receive a performance bonus of 40% of her annual base salary for any fiscal year in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Ms. Montgomery a discretionary bonus. Starting in fiscal 2022, Ms. Montgomery will be eligible to participate in the LTIP and receive a total of 40% of her base salary per year in equity awards pursuant to the

LTIP. Each such award will vest over a three-year period in three equal annual installments, subject to continuing service. In the event that Ms. Montgomery’s employment is terminated by Calavo without cause (as defined in the Employment Agreement) or Ms. Montgomery terminates her employment for good reason (as defined in the Employment Agreement), provided she executes a separation and release agreement, Ms. Montgomery will be entitled to receive severance payments equal to one year of her annual base salary, and Calavo-paid health benefits for one year following separation, a pro-rated portion of her annual bonus.

Helen Kurtz

Pursuant to an Employment Agreement between Calavo and Ms. Kurtz (the “Kurtz Employment Agreement”), Ms. Kurtz will receive an annual base salary of $430,000, which is subject to increases on an annual basis at the discretion of Calavo’s Compensation Committee. Ms. Kurtz will receive a performance bonus of not less than 50% of her annual base salary for fiscal 2023 if Calavo achieves the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers, provided she remains employed by Calavo for the entire fiscal year. The Compensation Committee may also elect to award Ms. Kurtz a discretionary bonus for any fiscal year, including fiscal 2022. Beginning with fiscal 2023, Ms. Kurtz will also be eligible to receive not less than the equivalent of 50% of her annual base salary in equity awards pursuant to the terms of the Company’s 2020 Equity Incentive Plan, which will vest as described in the Kurtz Employment Agreement. Ms. Kurtz will receive a signing bonus consisting of restricted stock units representing a contingent right to receive Calavo’s common stock having a value of $300,000, which restricted stock units will vest in three equal annual installments, subject to continued service on each vesting date, with the first installment to vest on the first anniversary of the commencement of Ms. Kurtz’s employment. In the event that Ms. Kurtz’s employment is terminated by Calavo without Cause (as defined in the Kurtz Employment Agreement) or Ms. Kurtz terminates her employment for Good Reason (as defined in the Kurtz Employment Agreement), and Ms. Kurtz executes a separation and release agreement, Ms. Kurtz will be entitled to receive severance payments equal to one year of her annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of her annual bonus, and the restricted stock units issued to Ms. Kurtz as a signing bonus will become fully vested as of the date of such termination.

Danny Dumas

Pursuant to an Employment Agreement between Calavo and Mr. Dumas (the “Dumas Employment Agreement”), Mr. Dumas will receive an annual base salary of $415,000, which is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Mr. Dumas will be eligible to receive a performance bonus of 40% of his annual base salary for any fiscal year (prorated for fiscal 2022) in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Mr. Dumas a discretionary bonus. Mr. Dumas is also eligible to receive a total of up to 40% of his annual base salary (or higher, with respect to performance vested target component) in equity awards pursuant to the terms of the incentive plan, which will vest as described in the Employment Agreement. Mr. Dumas will receive a signing bonus consisting of restricted stock units representing a contingent right to Calavo’s common stock having a value of $150,000 upon the commencement of his employment, which restricted stock units will vest in three equal annual installments, subject to continued service on each vesting date, with the first installment to vest on the first anniversary of the commencement of Mr. Dumas’s employment. Calavo will also reimburse Mr. Dumas for travel expenses. In the event that Mr. Dumas’ employment is terminated by Calavo without Cause (as defined in the Dumas Employment Agreement) or Mr. Dumas terminates his employment for Good Reason (as defined in the Dumas Employment Agreement), and Mr. Dumas executes a separation and release agreement, Mr. Dumas will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Dumas as a signing bonus will become fully vested as of the date of such termination.

Mariela Matute

Pursuant to an Employment Agreement between Calavo and Ms. Matute dated September 13, 2021 (the “Employment Agreement”), Ms. Matute will receive an annual base salary of $430,000, which is subject to increase on an annual basis at the discretion of Calavo’s Compensation Committee. Ms. Matute will be eligible to receive a performance bonus pursuant to Calavo’s Management Incentive Plan of 70% of her annual base salary for any fiscal year in which Calavo achieves its annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers. The Compensation Committee may also elect to award Ms. Matute a discretionary bonus. Ms. Matute will receive restricted shares of Calavo common stock having a value of $300,000 upon her commencement date, vesting in three equal annual installments. Calavo will also pay certain relocation expenses for Ms. Matute. Ms. Matute will also be eligible to receive a total of $300,000 per year in equity awards. In the event that Ms. Matute’s employment is terminated without cause or upon good reason, Ms. Matute will receive severance equal to one year of her annual base salary, Calavo-paid health benefits for one year following separation and a pro-rated portion of her annual bonus.

Steven Hollister

Pursuant to an Independent Contractor Agreement between Calavo and Ms. Hollister dated September 8, 2021, with respect to the executive officer services that Mr. Hollister would provide on an interim basis, Calavo agreed to pay Mr. Hollister consulting fees of $50,000 per month and award a stock option grant (vesting in two equal annual installments) to acquire 5,000 shares of our common stock with a per share exercise price equal to our share price on the grant date.

Certain Employment Agreement Definitions

Under the above employment agreements, “Cause” generally means: (1) willful misconduct by the executive with respect to the Company that has a material adverse effect on the Company and continues for a period of at least ten (10) days after written notice of such misconduct is given by the Company to the executive; (2) the executive’s willful refusal to attempt to follow any proper written direction of the Chairman of the Board of Directors, the Board of Directors, or the Company’s Chief Executive Officer unless the executive has a good faith reason to believe that such direction is illegal or is a violation of the Company’s rules, regulations and policies, which refusal shall continue for a period of at least ten (10) days after written notice of such refusal is given by the Company to the executive; (3) the substantial and continuing refusal by the executive to attempt to perform his/her duties required under the employment agreement after written notice of demand for performance of such duties is delivered to the executive by the Company (which notice must specifically identify the manner in which the Company believes the executive has substantially and continually refused to attempt to perform his/her duties under the employment agreement) and after such refusal to attempt to perform his/her duties has continued for at least ten days after his/her receipt of such notice; (4) the executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than a felony involving a traffic violation); (5) the executive’s theft, embezzlement or other criminal misappropriation of funds from the Company; or (6) the executive’s willful breach of any other material provision of the employment agreement or of the Company’s Employee Handbook, Insider Trading Policy or Code of Business Conduct and Ethics and such willful breach continues for at least ten (10) days after written notice from the Company to the executive specifying the breach if such breach is curable. For purposes hereof, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by the executive in bad faith or without a reasonable belief that the executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, any action or inaction taken by the executive based upon the executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause. For avoidance of doubt, "Cause" does not include any failure to achieve any performance targets, whether relating to the executive, the Company, or otherwise.

Under the above employment agreements, “Good Reason” generally means the occurrence, without the executive’s written consent, of any of the following: (1) any requirement (whether as a result of change in duties or otherwise) that executive perform the majority of his/her hours of employment more than 35 miles from the Company’s primary work location, if the Company fails to remedy such change within thirty days after written notice is given by the executive to the Company; (2) any reduction in base salary below a specified threshold; (3) any material adverse reduction in the executive’s title, duties, responsibilities or authority, including, without limitation, any adverse change in reporting relationship or assignment to executive of duties inconsistent with their position, including in a successor entity in the event of a Change in Control, which is not cured within thirty (30) days after written notice from the executive to the Company; (4) any breach by the Company of any material provision of the employment agreement (whether or not described above), which breach is not cured by the Company within thirty (30) days after written notice of such breach is given by the executive to the Company; or (5) the failure of any successor to the Company (whether direct or indirect or whether by merger, acquisition of assets, consolidation or otherwise) to assume in a writing delivered to the executive the obligations of the Company under the employment agreement, if such assumption agreement is not delivered to the executive within ten (10) days after he provides the successor to the Company with written notice of his/her desire to receive such agreement.

Notwithstanding the foregoing, the executive shall be deemed to have terminated his/her Employment for Good Reason for purposes of the employment agreement only if he terminates his/her Employment within sixty (60) days after the occurrence of the event described in this paragraph (including expiration of the applicable notice and cure period) that permits him to terminate his/her Employment for Good Reason. In the event that the executive elects to terminate his/her Employment for Good Reason pursuant to subsection (3) above following a Change in Control, the executive shall provide the Company with at least six (6) month’s notice of his/her intention to terminate his/her employment for Good Reason and the Company shall retain the option to shorten such notice period.

“Change in Control: is defined in the 2020 Plan.

Further details on the specific compensation that was provided to the named executive officers pursuant to their agreements with Calavo is provided below.

Base Salary and Consulting Fees:

The employment agreements provide that Mr. Kocher, Mr. Munsell, Ms. Montgomery, Mr. Dumas and Ms. Kurtz will receive an annual base salary which is subject to annual review and increase by our Compensation Committee in its discretion. Mr. Kocher’s initial base salary has been set to $800,000. Mr. Munsell’s initial base salary has been set to $415,000. Ms. Montgomery’s initial base salary has been set to $350,000. Mr. Dumas’s initial base salary has been set to $415,000. Ms. Kurtz’s initial base salary has been set to $430,000. Ms. Matute’s initial base salary has been set to $430,000. Mr. Hollister’s fee was set to $50,000 per month.

Signing Bonuses and Other:

On February 1, 2022, Mr. Kocher received a signing bonus of $1,200,000 that was granted in restricted shares that vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to the requirement that he remain in Calavo’s employment at time of vesting. Mr. Kocher was granted 28,993 restricted shares. The closing price of our stock on such date was $41.39. Mr. Kocher further received a lump sum allowance for relocation expenses of $325,000 for which periodic draws against the allowance are funded. As of October 31, 2022, Mr. Kocher has only used $60,000 of the total allowance for relocation expenses.

On June 20, 2022, Shawn Munsell was granted 9,002 RSUs as part of his employment agreement. The closing share price of our stock on such grant date was $38.88. These shares will vest in three equal annual installments on each of the first three anniversaries of the grant date. The grant fair value of restricted stock granted to Mr. Munsell was $350,000. Mr. Munsell received reimbursements for travel expenses.

On July 11, 2022, Danny Dumas was granted 3,533 RSUs as part of his employment agreement. The closing share price of our stock on such grant date was $42.46. These shares will vest in three equal annual installments on each of the first three anniversaries of the grant date. The grant fair value of restricted stock granted to Mr. Dumas was $150,000. Mr. Dumas received reimbursements for travel expenses.

On August 16, 2022, Helen Kurtz was granted 6,778 RSUs as part of her employment agreement. The closing share price of our stock on such grant date was $44.26. These shares will vest in three equal annual installments on each of the first three anniversaries of the grant date. The grant fair value of restricted stock granted to Ms. Kurtz was $300,000. Ms. Kurtz is also entitled to receive full reimbursement for all reasonable out-of-pocket business expenses that are incurred by her during her employment in accordance with the policies and procedures established from time to time by Calavo. Further, provided Ms. Kurtz provides appropriate documentation, that she is entitled to receive reimbursement for her vehicle in the amount of $933 per month, and for her cellular and internet plans in the amount of $110 per month. Ms. Kurtz received reimbursements for travel expenses.

On September 8, 2021, Steve Hollister was granted an option to purchase 5,000 shares of the Company’s common stock which vested as to 50% of the shares on September 8, 2022 and will vest as to 50% of the shares on September 8, 2023. The grant date fair value of the option granted to Mr. Hollister was $196,000. Additionally, Mr. Hollister was entitled to reimbursement for all reasonable travel, lodging, communications, shipping charges and out-of-pocket expenses incurred.

Performance Based Bonuses:

Mr. Kocher will be eligible to receive a performance bonus pursuant to Calavo’s Management Incentive Plan of 100% to 200% of his annual base salary for any fiscal year in which Calavo achieves the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers.

Beginning fiscal year 2022, Mr. Munsell will be eligible to receive a performance bonus of 60% of his annual base salary for any fiscal year in which Calavo achieves the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers.

Mr. Dumas will be eligible to receive a performance bonus of 40% of his annual base salary for any fiscal year (prorated for fiscal 2022) in which Calavo achieves the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers.

Ms. Kurtz will receive a performance bonus of not less than 50% of her annual base salary for fiscal 2023 if Calavo achieves the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers, provided she remains employed by Calavo for the entire fiscal year.

Ms. Montgomery will be eligible to receive a performance bonus of 40% of her annual base salary for any fiscal year in which Calavo achieves the annual performance targets established by Calavo’s Compensation Committee for Calavo’s executive officers.

Potential Payments Upon Termination or Change of Control:

If Mr. Kocher’s employment is terminated without cause or upon good reason, Mr. Kocher will receive severance equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation and a pro-rated portion of his annual bonus.

If Mr. Munsell’s employment is terminated without cause or Mr. Munsell terminates his employment for good reason, Mr. Munsell will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Munsell as a signing bonus will become fully vested as of the date of termination.

If Mr. Dumas’ employment is terminated by Calavo without cause or Mr. Dumas terminates his employment for good reason, and Mr. Dumas executes a separation and release agreement, Mr. Dumas will be entitled to receive severance payments equal to one year of his annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of his annual bonus, and the restricted stock units issued to Mr. Dumas as a signing bonus will become fully vested as of the date of termination.

If Ms. Kurtz’s employment is terminated by Calavo without cause or Ms. Kurtz terminates her employment for good reason, and Ms. Kurtz executes a separation and release agreement, Ms. Kurtz will be entitled to receive severance payments equal to one year of her annual base salary, Calavo-paid health benefits for one year following separation, a pro-rated portion of her annual bonus, and the restricted stock units issued to Ms. Kurtz as a signing bonus will become fully vested as of the date of termination.

If Ms. Montgomery’s employment is terminated by Calavo without cause or Ms. Montgomery terminates her employment for good reason, and Ms. Montgomery executes a separation and release agreement, Ms. Montgomery will be entitled to receive severance payments equal to one year of her annual base salary, Calavo-paid health benefits for one year following separation, and a pro-rated portion of her annual bonus.

The termination of Mariela Matute, Ronald Ariza and Robert Wedin did not trigger any payments. Similarly, the cessation of Mr. Hollister’s service as Interim Chief Executive Officer did not trigger any payments or benefits.

If a change of control of Calavo (as defined in the employment agreement) occurs and if the agreement entered into by Calavo with respect to the change of control does not provide for, on a basis determined by the Compensation Committee to be appropriate, (x) the continuation in full force and effect of the applicable awards that are outstanding as of the change of control, (y) the assumption in full by the Company’s successor in the change of control of such awards that are outstanding as of the change of control, or (z) the substitution by the Company’s successor in the change of control for such awards of new awards with substantially similar terms, including securities of the successor corporation or its “parent corporation” with appropriate adjustments as to the number and kinds of securities and exercise prices with respect to Options, SARs, Restricted Shares and RSUs, then

 (a) Any outstanding Options or SARs then held that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, effective immediately prior to, but conditioned on the consummation of, the change in control (see table below);

 (b) All awards designated as Performance Awards shall be paid out as if the date of the change of control were the last day of the applicable Performance Period and “target” performance levels had been attained; provided, however, that the Compensation Committee shall have discretion to cancel, without payment and effective as of the change of control, any or all outstanding Incentive Cash Awards that constitute Performance Awards if the change of control occurs prior to the completion of at least fifty percent of the Performance Period governing such Incentive Cash Awards; and

(c) All other outstanding awards (i.e., other than Options, SARs and awards designated as Performance Awards) then held that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to such awards shall lapse immediately prior to the change of control.

The below table summarizes as of October 31, 2022, the shares that would vest upon a change of control if it had hypothetically occurred on such date, per (a) above, and the market value of such shares based on the closing price on October 31, 2022 of $34.59.

	Stock Awards
Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Brian Kocher	50,333	$2,000,000
Shawn Munsell	9,002	$350,000
Helen Kurtz	6,778	$300,000
Danny Dumas	3,533	$150,000
Graciela Montgomery	3,734	$140,000

COMPENSATION RISK

Our Compensation Committee reviewed the compensation policies and practices of Calavo that could have a material impact on Calavo. The Compensation Committee’s review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Calavo's compensation policies and practices. The Compensation Committee also reviewed with the Board risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, Calavo determined that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on Calavo.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Farha Aslam, Steven Hollister, Kathleen M. Holmgren, James Helin, Michael A. DiGregorio, and John Hunt served as members of our Compensation Committee during all or part of fiscal 2022. None of such committee members (1) was an officer or employee of Calavo or any of our subsidiaries during the time he or she served on the Compensation Committee or (2) had any relationship requiring disclosure by us pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves as or served as a member of our Board or Compensation Committee. Farha Aslam served as Interim Chief Financial Officer and Steven Hollister served as Interim Chief Executive Officer for portions of fiscal year 2021 and 2022 and as Interim Chief Financial Officer for a portion of fiscal year 2021. Neither served on the Compensation Committee during the time of service as an interim officer of the Company.

CEO PAY RATIO

As required by applicable SEC rules, we are providing the following information about the relationship of the total annual compensation of our median compensated employee and the annual total compensation of our CEOs.

For 2022, our last completed fiscal year:

The total compensation of our “median employee” (other than our CEOs) was $15,489.

The total annual compensation of our CEO and our Interim CEO (but excluding the compensation paid for his service as a director), as reported in the Summary Compensation Table included elsewhere in this proxy was combined together and this totaled $3,226,429.

Based on this information, for fiscal year 2022 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 208 to 1. We took the following steps to identify the median employee, as well as to determine the annual total compensation of our median employee and our CEO:

●	We used October 31, 2022, as the date upon which we identified the “median employee”. We determined that, for fiscal year 2022, our employee population consisted of 4,870 individuals. This population consisted of full time, part time and seasonal employees employed with us at any point in fiscal 2022. 51% of the total employee population was located in Mexico. The remaining 49% of the total employee population was located in the United States.
●	For the annual total compensation of our median employee, we identified and calculated the elements of that employee's compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $15,489. Since the median employee is located in Mexico, we converted the employee's pay from Mexican pesos to U.S. dollars using the average published interbank exchange rate of 20.01 pesos per U.S. dollar during fiscal 2022.
●	For the annual total compensation of our CEO and interim CEO, we used the total combined amount reported in the “Total” column of our 2022 Summary Compensation Table included in this proxy statement.

PRINCIPAL AUDITOR FEES AND SERVICES

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2023. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Incurred by Calavo Growers, Inc. to Deloitte & Touche LLP

The following table shows the fees paid or accrued by us for audit and other services provided by Deloitte & Touche LLP for fiscal 2022 and 2021 (in thousands).

	2022	2021
Audit Fees (1)	$1,927	$1,667
Audit-Related Fees	-	-
Tax Fees (2)	280	396
All Other Fees	-	-
Total	$2,207	$2,063

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the audit of internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	For fiscal year 2022, tax fees principally included tax compliance fees of approximately $268,000, and tax advice fees totaling approximately $12,000. For fiscal year 2021, tax fees principally included tax compliance fees of approximately $348,000, and tax advice fees totaling approximately $48,000.

All services rendered by Deloitte & Touche LLP were approved by the Audit Committee. The Audit Committee has adopted an approval policy that requires the pre-approval by the Audit Committee of all services to be performed for us by Deloitte & Touche LLP. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has the responsibilities set forth in the Audit Committee Charter which include but are not limited to, representing and assisting the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee also manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from Calavo for such advice and assistance.

Our management is primarily responsible for our internal control and financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors our financial reporting process and reports to the Board on its findings.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and applicable requirements of the SEC.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Audit Committee

Michael A. DiGregorio, Chairman

Marc Brown

Adriana Mendizabal

ADDITIONAL INFORMATION

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2022, OTHER THAN EXHIBITS TO SUCH REPORT, UPON WRITTEN REQUEST BY EMAIL TO 2023PROXY@CALAVO.COM. WE WILL ALSO FURNISH TO SUCH PERSONS A COPY OF ANY EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K FOR A FEE OF $.20 PER PAGE, PAYABLE IN ADVANCE. THIS FEE COVERS ONLY OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS.

CALAVO GROWERS, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2023

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Steven Hollister and J. Link Leavens, as attorneys, agents and proxies of the undersigned, with full power of substitution and power to act alone, to act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Calavo Growers, Inc. to be held on Wednesday, April 26, 2023 at 1:00 p.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE (1) “FOR” THE ELECTION OF THE NINE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED ON THE REVERSE SIDE OF THIS PROXY, (2) “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AND (3) “FOR” ADVISORY APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 LISTED ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN, THE VOTING POWER GRANTED TO THE PROXIES INCLUDES THE POWER TO VOTE CUMULATIVELY IN THE ELECTION OF DIRECTORS IF DEEMED NECESSARY OR APPROPRIATE BY THE PROXIES. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS	◻	FOR ALL NOMINEES LISTED BELOW	◻	WITHHOLD AUTHORITY to vote for all nominees listed below	◻	FOR ALL EXCEPT (To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” box and strike a line through the name(s) of the nominee(s) below)	◻	*CUMULATIVE VOTING ELECTION

* (INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times nine. For example, if you own 100 shares, you are entitled to cast 900 votes for director nominees. However, if you have cast your proxy for either of the other above two choices, do not complete this table.)

Director Nominee Name	Number of Votes
Farha Aslam		Votes FOR
Marc L. Brown		Votes FOR
Michael A. DiGregorio		Votes FOR
James Helin		Votes FOR
Steven Hollister		Votes FOR
Kathleen M. Holmgren		Votes FOR
Brian Kocher		Votes FOR
J. Link Leavens		Votes FOR
Adriana Mendizabal		Votes FOR
Total Votes Cast:

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CALAVO GROWERS, INC. FOR THE YEAR ENDING OCTOBER 31, 2023

5. OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors, at present, know of no other business to be presented at the meeting.

◻	FOR	◻	AGAINST	◻	ABSTAIN

3. ADVISORY VOTE APPROVING THE EXECUTIVE COMPENSATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT ◻ FOR ◻ AGAINST ◻ ABSTAIN

I (WE) WILL	◻	WILL NOT	◻	ATTEND THE MEETING IN PERSON.

ADDRESS LABEL THIS SPACE MUST BE LEFT BLANK

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

	Dated:		,2023

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.